Exhibit 10.28
OFFICE LEASE
by and between
NBS PINNACLE 1925/2001, L.L.C.,
a Delaware limited liability company,
“Landlord”
and
MARIX SERVICING LLC,
a Delaware limited liability company,
“Tenant”
June 13, 2007
CORRIDORS PHOENIX
Phoenix, Arizona

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TABLE OF CONTENTS
(continued)

Page
37. RIGHTS RESERVED	26

38. RESERVED	27

39. REAL ESTATE BROKER	27

40. MISCELLANEOUS PROVISIONS	27

41. TENANT-CORPORATION OR PARTNERSHIP	29

42. HAZARDOUS SUBSTANCES	29

43. SUCCESSORS AND ASSIGNS	30

44. ADDITIONAL PARKING	30

45. OPTION TO EXTEND	31

Appendix “A” — Depiction of Premises and Parking Areas
Appendix “B” — Facility Alteration Procedure
Appendix “C” — Rules and Regulations Attached to and Made Part of this Lease
Appendix “D” — Form of Guaranty

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CORRIDORS PHOENIX LEASE
LEASE SCHEDULE

1.	Date of Lease:	June 13, 2007

2.	Landlord:	NBS Pinnacle 1925/2001, L.L.C., a Delaware limited liability company

3.	Tenant:	Marix Servicing LLC, a Delaware limited liability company

4.	Guarantor:	Not Applicable.

5.	Building Address:	1925 West Pinnacle Peak Road, Phoenix, Arizona 85027

6.	Property:	The Building and the real estate on which it is located.

7.	Premises:	The entire Building depicted on Appendix “A” attached hereto.

8.	Permitted Use:	General office use.

9.	Term:	Sixty-four (64) months, plus the remainder of any partial calendar month in which the Term commences, beginning on the date this Lease is fully executed and possession of the Premises is delivered to Tenant (the “Commencement Date”) and expiring on the last day of the month which is sixty-four (64) full months after the Commencement Date (the “Expiration Date”), subject to Option to Extend described below.

10.	Area of Premises in rentable square feet:	The parties agree that the Premises consists of approximately 41,070 rentable square feet (“r.s.f.”), which is obtained by multiplying the usable square footage of the Premises (approximately 40,660 usable square feet) by 1.01008 (utilizing a load factor of approximately 1%).

11.	Jurisdiction in which the Property is located:	City of Phoenix, County of Maricopa, State of Arizona.

12.	Annual Base Rent:	Months 1 – 6*: $232,866.90 ($5.67 per r.s.f.), plus applicable rent tax
Months 7 – 18: $723,653.40 ($17.62 per r.s.f.), plus applicable rent tax
Months 19 – 30: $746,241.90 ($18.17 per r.s.f.), plus applicable rent tax
Months 31 – 42: $766,776.90 ($18.67 per r.s.f.), plus applicable rent tax
Months 43 – 54: $787,311.90 ($19.17 per r.s.f.), plus applicable rent tax
Months 55 – 64: $807,846.90 ($19.67 per r.s.f.), plus applicable rent tax

13.	Monthly Base Rent:	Months 1 – 6*: $19,405.58, plus applicable rent tax
Months 7 – 18: $60,304.45, plus applicable rent tax
Months 19 – 30: $62,186.83, plus applicable rent tax
Months 31 – 42: $63,898.08, plus applicable rent tax
Months 43 – 54: $65,609.33, plus applicable rent tax
Months 55 – 64: $67,320.58, plus applicable rent tax

* also includes the remainder of any partial calendar month in which the Term commences

14.	Expense Stop:	$232,866.90 ($5.67 per r.s.f.)

15.	Addresses for Purpose of Notice:

Landlord:	c/o The Alter Group, Ltd., 5500 West Howard Street, Skokie, IL 60077, Attention:
Mr. Ronald Siegel, Fax No.: (847) 676-4318

With a copy to:	Lawrence M. Freedman, Ash, Anos, Freedman & Logan, L.L.C., 77 West Washington Street, Suite 1211, Chicago, IL 60602, Fax No.: (312) 346-1390; and Samuel F. Gould, Alter Asset Management, L.L.C., 1980 Springer Drive, Lombard, IL 60148, Fax No.: (630) 620-3606

Tenant:	1925 West Pinnacle Peak Road, Phoenix, Arizona 85027, Attention: Rick Smith

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	With a copy to:	c/o Marathon Asset Management, 461 Fifth Avenue, New York, New York 10017, Attention: Andrew Rabinowitz; and c/o Marathon Asset Management, 461 Fifth Avenue, New York, New York 10017, Attention: David Friedman; and c/o Marathon Asset Management, 461 Fifth Avenue, New York, New York 10017, Attention: Michael J. O’Hanlon; and Kutak Rock LLP, 8601 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85253, Attention: Mitch Padover

16.	Rent Payment Address:	(a) If by First Class Mail: Alter Group Lockbox, Suite #1219, 75 Remittance Drive, Chicago, Illinois 60675-1219

(b) If by Overnight Courier: Alter Group Lockbox, Suite #1219, Receipt and Dispatch, 8th Floor, 350 North Orleans Street, Chicago, Illinois 60654

17.	Letter of Credit:	$600,000.00 (“Letter of Credit Amount”). See Paragraph 20.D. of this Lease Schedule below and Article 36.

18.	Brokers:	The Alter Group, Ltd. and CBRE.

19.	Appendices:	Appendix “A” (Depiction of Premises and Parking Areas); Appendix “B” (Facility Alteration Procedure); Appendix “C” (Rules and Regulations Attached to and Made Part of this Lease); and Appendix “D” (Form of Guaranty).

20.	Special Provisions:

A.	Parking:	Subject to the parking provisions set out at Paragraph 28 of the Rules and Regulations Attached to and Made Part of this Lease as Appendix “C”, during the Term of this Lease, Tenant shall have the right to use two hundred twenty-six (226) total parking spaces as follows: twenty-three (23) covered, reserved spaces, at $35.00 per month per space, plus applicable taxes; and two hundred three (203) covered, unreserved spaces, free of charge. Tenant’s total allocation of parking spaces is based upon a ratio of 5.5 parking spaces per 1,000 rentable square feet leased. The location of such parking spaces is depicted on Appendix “A” attached hereto. See Article 44.

B.	Tenant Improvement Allowance:	$82,140.00, based on a calculation of $2.00 per rentable square foot of the Premises. See Article 34.

C.	Option to Extend:	One (1) option to extend the Term for five (5) years, subject to the terms of Article 45 below.

D.	Net Worth Covenant:	Commencing on August 1, 2007 and continuing through the remainder of the Term of this Lease, including any and all renewals or other extensions thereof, Tenant shall maintain a Tangible Net Worth of not less than Five Million Dollars ($5,000,000) (the “Required Level”). For purposes of this provision, “Tangible Net Worth” shall mean, for Tenant, as of a particular date, all amounts which would be included under capital on a balance sheet of Tenant at such date, determined in accordance with generally accepted accounting principles (“GAAP”), less (i) amounts owing to Tenant from affiliates, or from officers and/or employees, (ii) intangible assets and (iii) deferred tax charge. Within twenty (20) days after Landlord’s request (made no more frequently than once each calendar year unless Tenant is in default, Landlord reasonably believes that there has been an adverse change in Tenant’s financial position since the last financial statement provided to Landlord, or the same has been requested by any investor or mortgagee of Landlord or by any prospective lender or any prospective purchaser of the Building), Tenant shall provide to Landlord Tenant’s most recent annual audited financial statements, prepared in accordance with GAAP, which establishes and confirms the then Tangible Net Worth of Tenant. In the event Tenant fails to provide any such financial statement when required and such default is not cured within thirty (30) days after written notice thereof from Landlord to Tenant, the same shall be deemed to be an immediate material event of default pursuant to Section 21.A. below, and Landlord shall have the right to immediately exercise any and all available remedies under this Lease and/or at law, including, without limitation, the right to draw on the Letter of Credit to the extent permitted in Article 36 below. In addition, Tenant shall notify Landlord, in writing, within five (5) business days after such occurrence, if the Tangible Net Worth of Tenant at any time decreases below the Required Level

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(the “Required Decreased Net Worth Notice”). Tenant shall have thirty (30) days within which to cure such breach after the earlier of (a) the date Tenant gives Landlord the Required Decreased Net Worth Notice or, (b) if Tenant fails to provide such Required Decreased Net Worth Notice and Landlord receives independent confirmation that the Tangible Net Worth of Tenant has decreased below the Required Level, the date Landlord gives Tenant written notice thereof. Such breach may be cured by either (x) increasing Tenant’s Tangible Net Worth to the Required Level, (y) causing the Tenant’s obligations and liabilities under this Lease to be guaranteed by a creditworthy affiliate of Tenant reasonably acceptable to Landlord and having a net worth at least sufficient in Landlord’s reasonable judgment to satisfy Tenant’s obligations under this Lease for the remainder of the Term on the form attached hereto as Appendix “D”, or (z) prior to June 1, 2011, causing the Letter of Credit to be increased to an amount equal to the sum of $600,000 plus the difference between the Required Level and Tenant’s then Tangible Net Worth (the “Revised Letter of Credit Amount”) (each of items (x), (y) and (z) being hereinafter referred to as a “Permitted Cure”). The increase to the amount of the Letter of Credit may be accomplished by Tenant obtaining additional letter(s) of credit in the applicable amount provided that such additional letter(s) of credit shall comply with all of the provisions of, and shall be deemed included within and a part of the “Letter of Credit” as defined in, Article 36. If Tenant fails to effectuate a Permitted Cure within such thirty (30) day period, the same shall be deemed to be an immediate material event of default pursuant to Section 21.A, below, and Landlord shall have the right to immediately exercise any and all available remedies under this Lease and/or at law, including, without limitation, the right to draw on the Letter of Credit to the extent permitted in Article 36 below. If Tenant effectuates a Permitted Cure by increasing the Letter of Credit to the Revised Letter of Credit Amount and then subsequently achieves a Tangible Net Worth of at least the Required Level, the amount of the Letter of Credit required under this Lease shall remain at the Revised Letter of Credit Amount, until such time, if any, as Tenant achieves a Tangible Net Worth of at least Ten Million Dollars ($10,000,000) and provides to Landlord a current audited financial statement, prepared in accordance with GAAP, which establishes and confirms Tenant’s achievement of such Tangible Net Worth, at which time the amount of the Letter of Credit required under this Lease shall be reduced to the original Letter of Credit Amount. Tenant agrees that if an event of default under this Lease has occurred and is continuing or will result therefrom, Tenant shall not make any dividend or distribution to any shareholder or equity owner of Tenant, either directly or indirectly, whether in cash or property or in obligations of Tenant. Landlord shall keep Tenant’s financial statements and financial information confidential and shall not disclose the same to anyone other than the person performing the review, the principals and employees of Landlord and the Management Agent who receive the results of the review, Landlord’s and the Management Agent’s accountants and attorneys, any lender or prospective lender of Landlord, any purchaser or prospective purchaser of the Building, as may be required in connection with any litigation, and/or as otherwise required by applicable law. If and to the extent Landlord provides Tenant’s financial statements and financial information to any of the permitted parties as provided in the preceding sentence, Landlord shall direct such parties to keep such financial statements and financial information confidential (but Landlord shall have no liability for any disclosure of such financial statements or financial information by such permitted parties).

[Remainder of Page Intentionally Left Blank]

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L E A S E
     THIS LEASE MADE and entered into as of the date set forth on the Lease Schedule as Date of Lease, which Lease Schedule is appended to this Lease and is specifically incorporated by reference herein, by and between Landlord and Tenant as set forth in the Lease Schedule.
W I T N E S S E T H:
Demise
     A. Landlord does hereby lease to Tenant and Tenant hereby lets from Landlord, the Premises set forth in the Lease Schedule. Tenant acknowledges that the sole purpose of the attached Appendix “A” is to identify the approximate location of the Premises, including parking. Landlord makes no representations or warranties in said Appendix “A” as to the usable or rentable square footage of the Premises.
     B. Such letting and hiring is upon and subject to the terms, covenants and conditions herein set forth and Tenant and Landlord covenant as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by them to be kept and performed and that this Lease is made upon the condition of such performance.
1.
PERMITTED USE
     The Premises are to be used for the Permitted Use set forth in the Lease Schedule and for no other purpose without the prior written consent of Landlord.
2.
TERM
     The Term shall be as set forth in the Lease Schedule except as otherwise expressly provided in this Lease.
3.
POSSESSION
     A. Landlord shall deliver possession of the Premises to Tenant promptly upon complete execution of this Lease. Landlord represents and warrants that no other party has any right to possession of the Premises. Except as set forth below in Article 34, Tenant acknowledges and agrees that the Premises are being leased to Tenant in an “AS IS” condition, without representation, warranty or covenant of or from Landlord with respect to such condition, except as expressly provided in this Lease, and without any obligation of Landlord to construct or pay for any other tenant improvements of any kind or character whatsoever. Tenant acknowledges that Landlord has made no representations or warranties, express or implied, concerning the tenant improvements presently existing at, or the condition of, the Premises, and Tenant further acknowledges that it has had adequate opportunity to inspect and approve, and has adequately inspected and approved, the tenant improvements presently existing at, and the condition of, the Premises.
     B. Tenant shall execute a confirmation of the Commencement Date and the Expiration Date in such form as Landlord may reasonably request within ten (10) days after requested. Tenant’s failure to execute and deliver to Landlord such written confirmation within ten (10) days after request shall constitute acceptance and acknowledgment by Tenant that the Commencement Date set forth in Landlord’s request for confirmation thereof is true and correct, without exception.
4.
DEFINITIONS AS USED IN THIS LEASE
     A. The term “Taxes” means any and all taxes of every kind and nature whatsoever which Landlord shall pay or become obligated to pay during a calendar year (regardless of whether such taxes were assessed or became a lien during, prior or subsequent to the calendar year of payment) because of or in connection with the ownership, leasing and operation of the Property including without limitation, real estate taxes, personal property taxes, sewer rents, water rents, special assessments, transit taxes, reasonable legal fees and court costs charged for the protest or reduction of property taxes and/or assessments or an increase therein in connection with the Premises, whether any such taxes are imposed by the United States, the state or other local governmental municipality, authority or agency or any political subdivision of any thereof in the Jurisdiction in which the Property is located. Taxes shall not include any net income, capital stock, franchise, gift, estate, inheritance, conveyance or transfer taxes.

     B. (i) The term “Operating Costs” means any and all expenses, costs and disbursements (other than Taxes as defined in Section 4.A.) of every kind and nature whatsoever incurred by Landlord in connection with the ownership, management, maintenance, operation and repair of the Property (including, without limitation, exterior energy costs (including but not limited to the cost of electricity not paid directly by Tenant, steam, water, gas, fuel and lighting), easement maintenance expenses, including assessments applicable to the Property established by any Declaration as hereinafter defined, any and all common area expenses in the development in which the Property is located, including but not limited to landscaping and other maintenance of properties (including any other irrigation systems shared with any other property) which benefit the Property (reasonably allocated according to the percentage of usage by, or benefit to, the Property), usual and customary third party (which third party may be an entity affiliated with Landlord) property management fees (subject to the provisions of Section 4.B.(ii)(o) below) and management costs (including but not limited to management office rent, equipment costs, and other typical related office expenses), insurance costs (including but not limited to fire, extended coverage, liability, workers’ compensation, and such other insurance coverage as is from time to time obtained by Landlord, as well as all deductibles paid by Landlord for damages and injuries covered by policies of insurance maintained for the Property, and all sums paid to satisfy judgments rendered affecting Landlord with respect to the Property or the Property to the extent not covered by Landlord’s insurance) and routine repairs, maintenance and exterior decorating, wages, salaries, and benefits (including but not limited to, so-called fringe benefits, such as social security taxes, unemployment insurance taxes, costs for providing coverage for disability benefits, costs of any pensions, hospitalization, welfare or retirement plans, or any other similar or like expenses or any other cost or expense which Landlord pays or incurs to provide benefits for employees engaged in the operation, management maintenance or repair of the Property) of employees working at the Property on a full or part-time basis (excluding those above the level of property or building manager unless working in an equivalent capacity to that position), uniforms, supplies, sundries, sales or use taxes on supplies or services, landscape replacement, snow removal, parking lot repairs, reasonable legal and accounting costs and expenses, janitorial or cleaning expenses and/or supplies, roof repairs, exterminating, HVAC system maintenance, security services, security systems maintenance, overhead doors maintenance, or other expenses which Landlord shall be or become obligated to pay in respect of a calendar year regardless of when such Operating Costs were incurred or any other expense or charge whether or not hereinbefore mentioned which in accordance with generally accepted accounting or management principles respecting first class buildings in the Jurisdiction in which the Property is located would be considered as an expense of owning, managing, operating, maintaining or repairing the Property. For purposes of this subparagraph “the development in which the Property is located” shall be deemed to refer to any subdivision or group of subdivisions containing common areas and/or utilities and/or services benefiting the Property, including any and all Property encompassed by, without limitation, any declaration of easements, reciprocal easement agreements, and/or protective covenants, conditions and/or restrictions (collectively, “Declaration”) affecting the Property.
          (ii) Operating Costs shall not include:
               (a) The cost of alterations, capital improvements, equipment replacements, and other items which under generally accepted accounting principles are properly classified as capital expenditures.
               (b) Expenses incurred for business income/interruption or rental value insurance.
               (c) Leasing commissions and/or expenses.
               (d) Advertising and promotional expenses.
               (e) Legal fees or other professional or consulting fees in connection with the negotiation of tenant leases.
               (f) Repairs required to cure violations of laws enacted prior to the date of construction of the Building, and repairs required by any applicable federal, state or municipal governmental authority in order to bring the Building into compliance with any new requirements of then existing laws enacted after the date of construction but prior to the Commencement Date.
               (g) The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation to the extent that either (1) Landlord is compensated therefor through proceeds of insurance or condemnation awards; (2) Landlord failed to obtain insurance against such fire or casualty, if insurance was available at a commercially reasonable rate, against a risk of such nature at the time of same; or (3) Landlord is not fully compensated therefor due to the coinsurance provisions of its insurance policies on account of Landlord’s failure to obtain a sufficient amount of coverage against such risk. Notwithstanding the foregoing, Landlord’s reasonable insurance deductibles are Operating Costs.
               (h) Damage and repairs necessitated by the negligence or willful misconduct of Landlord, Landlord’s employees, or agents.

               (i) Compensation paid to officers or executives of Landlord above the level of building or property manager (unless such persons function in the role of the property manager).
               (j) That portion of salaries of service personnel to the extent such salaries are applicable and relate to performance of services by such personnel other than in connection with the management, operation, repair, or maintenance of the Property.
               (k) The cost of incremental expense to Landlord incurred by Landlord in curing its defaults.
               (l) Legal fees and other expenses incurred specifically in connection with the defense of Landlord’s title or interest in the Building or any part thereof.
               (m) Interest and principal payments on mortgages.
               (n) Depreciation.
               (o) Property management fees paid for any month in excess of four percent (4%) of all rentals (including, but not limited to, Base Rent and Additional Rent as defined hereinafter) due and payable pursuant to this Lease and any other revenues of the Property collected during such month.
               (p) Rental and other related expenses incurred in leasing air conditioning systems or other equipment ordinarily considered to be of a capital nature, except (i) when such equipment is used in providing janitorial and maintenance services and is not permanently affixed to the Building, (ii) when such equipment is rented on a temporary basis for repairs or maintenance, and (iii) for plants located in common areas of the Building.
               (q) Any costs associated with or relating to a separate “line-item” of Operating Costs to the extent such costs were not taken into account in calculating the Expense Stop, unless such costs (i) result from an additional service that is either requested by Tenant or agreed to by Tenant in writing, (ii) result from a requirement of any governmental law or regulation (or any judicial interpretation thereof) that was not required prior to the Commencement Date, or (iii) constitute a service which is supplied to other Comparable Buildings (as defined below in Section 45.A.) and is reasonably necessary in order to maintain or operate the Building as a first-class office building. Notwithstanding the foregoing, Landlord at its option may adjust the Expense Stop to take into account the costs that would have been incurred for such separate “line-item” of Operating Costs during the 2007 calendar year had the same then been in effect, adjusted for inflation or reasonably expected price increases, in which case Tenant shall only be required to pay increases in such separate “line-item” of Operating Expenses over the amount for such “line-item” added to Expense Stop.
               (r) Landlord shall not collect in excess of one hundred percent (100%) of Operating Costs and shall not recover any items of cost more than once.
               (s) Any costs incurred to correct latent structural defects in the Building discovered by Tenant within the thirty (30) day period first following delivery of possession of the Building by Landlord to Tenant (so long as Landlord is notified of the same within the time period for discovery), or any other latent structural defects in the Building which are not reasonably capable of being discovered upon a reasonable inspection of the Building within said thirty (30) day period discovered by Tenant within the one (1) year period first following delivery of possession of the Building by Landlord to Tenant.
          (iii) Provided however, the cost of any capital improvements to the Building made after the Commencement Date which are (a) intended to reduce Operating Costs (provided that the amount included in Operating Costs in any calendar year may not exceed the reduction in Operating Costs actually achieved in that calendar year), (b) required to cause the Building to comply with the Americans with Disabilities Act (except as set forth above in Section (ii)(f)), or (3) required under any governmental laws, regulations, or ordinances which were not applicable to the Building as of the date hereof, amortized on a level pay debt service basis over fifteen (15) years, with interest at ten percent (10%) per annum shall be included in Operating Costs.
5.
BASE RENT
     A. Except as otherwise provided herein, Tenant shall pay as initial Base Rent to Landlord the Annual Base Rent as set forth in the Lease Schedule in equal monthly installments in advance on the first day of the first full calendar month and on the first day of each calendar month thereafter during the Term, and at the same rate for fractions of a month if the Term shall begin on any day except the first day or shall end on any day except the last day of a calendar month.

     B. Any Base Rent or recurring monthly Additional Rent due from Tenant to Landlord under this Lease not paid within ten (10) days after the date when first due, or any other non-recurring, separately-invoiced Additional Rent or other charge due from Tenant to Landlord under this Lease not paid within fifteen (15) days after the date when first due, shall incur a late fee equal to the greater of: (a) fifty dollars ($50.00); or (b) seven percent (7%) of the amount not paid when due, but the payment of such late fee shall not excuse or cure any default by Tenant under this Lease. Tenant acknowledges that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payments by Tenant. Neither assessment nor acceptance of a late charge by Landlord shall constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord. The covenants herein to pay rent (both Base Rent and Additional Rent) shall be independent of any other covenant set forth in this Lease.
     C. Base Rent and all of the rent provided herein shall be paid without demand, offset, deduction or abatement in lawful money of the United States of America to Alter Asset Management, L.L.C. (“the Management Agent”) at the Rent Payment Address set forth in the Lease Schedule, or as designated from time to time by written notice from Landlord. The Management Agent has full and complete authority to act on behalf of Landlord in connection with all dealings with Tenant, provided however, that the Management Agent shall not have the power to amend or modify the terms of this Lease.
6.
ADDITIONAL RENT
     A. Included in the Base Rent is an annual Expense Stop for Operating Costs and Taxes, in the amount set forth on the Lease Schedule. The Annual Base Rent does not include amounts attributable to any increase in the amount of Operating Costs or Taxes in excess of such Expense Stop. It is agreed between the parties hereto that, in addition to the Base Rent provided for herein, Tenant shall also pay during the Term of this Lease, as Additional Rent, an amount equal to the difference between the actual Operating Costs and Taxes for each calendar year or partial calendar year less the Expense Stop, prorated as of the Commencement Date (as to the first year) and as of the Expiration Date (as to the last year) of the Term for the first and last years of the Term. Tenant acknowledges that the Expense Stop does not constitute a representation by Landlord as to the Taxes or Operating Costs that may be incurred during any particular calendar year, but rather the Expense Stop constitutes Landlord’s good faith estimate of the reasonably anticipated Operating Costs and Taxes for the 2007 calendar year and is a negotiated fixed dollar amount which is not subject to change based upon the actual Operating Costs and Taxes for such calendar year.
     B. The term “Additional Rent” shall refer to Operating Costs, Taxes and any other monetary obligations payable by Tenant to Landlord under the terms of this Lease in addition to Base Rent. Landlord shall have the same remedies for the failure to pay Additional Rent as for the nonpayment of Base Rent. Exclusive of Taxes and those Operating Costs over which Landlord has no control, all other Operating Costs set forth in Section 4.B. shall be considered “Controllable Costs” for purposes of the following limitation. For each and every calendar year commencing January 1, 2008, the increment of Additional Rent applicable to the Premises which is based upon Controllable Costs shall not exceed one hundred six percent (106%) of the Controllable Costs for the immediately preceding calendar year, calculated on a cumulative basis, except that Landlord may add expense “line items” which may have not been incurred in prior years to the extent permitted pursuant to Section 4.B.(ii)(p) above. Landlord shall separately compute those items of Operating Costs over which Landlord has no control, including, but not limited to, taxes and insurance costs, energy and utility costs (including, without limitation, electricity, sewer and water), trash removal costs, security costs, costs subject to increase by governmental requirements, easement maintenance expenses, repairs and replacements such as, but not limited to, repairs and maintenance (such as sealcoating, stripping and re-striping, but not replacement) of the parking lot, repairs and maintenance (but not replacement) of the roof, and owner’s association fees. Landlord and Tenant agree that there will be no limitation on Tenant’s obligation hereunder for increases in such Operating Costs over which Landlord has no control (including non-recurring Operating Costs) to the extent the sum thereof, plus other Operating Costs and Taxes, exceed the Expense Stop. To the extent that vendor, manufacturer, contractor or other warranties are in effect for computer systems, heating and air conditioning equipment, or other equipment or components of the Building, for purposes only of determining the cap on Controllable Costs after such warranties are no longer in effect, the Controllable Costs for the preceding year(s) when such warranties were in effect shall include estimates of those costs and expenses which would have been incurred by Landlord without the benefit of such warranties (the estimates shall be reasonably determined by the vendors, manufacturers or contractors with whom Landlord would have contracted for such services or items, and such reasonable estimates shall be binding and conclusive on Landlord and Tenant). If the Term of this Lease expires on a date other than December 31 of a calendar year, the last calendar year will be prorated on a per diem basis and the calculation of the cap on Controllable Costs shall be adjusted appropriately. This Section 6.B. shall survive the expiration or earlier termination of this Lease.
     C. In addition to Base Rent and Additional Rent, Tenant shall pay to Landlord, together with the monthly installments of Base Rent and payments of Additional Rent, an amount equal to any governmental taxes, including, without limitation, any sales, rental, occupancy, excise, use or transactional privilege taxes assessed or levied upon Landlord with respect to the amounts paid by Tenant to Landlord hereunder, as well as all taxes assessed or imposed upon Landlord’s gross receipts or gross income from leasing the Premises to Tenant, including, without limitation, transaction privilege taxes, education excise taxes, any tax now or hereafter imposed by the City, the State, the United States, or any other governmental municipality, authority or agency, or any political subdivision of any thereof in the Jurisdiction in which the Property is located, and any taxes assessed or imposed in lieu of or in substitution of any of the foregoing taxes. Such taxes shall not, however, include any franchise, gift, estate, inheritance, conveyance, transfer or net income tax assessed against Landlord.
     D. Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon all fixtures, furnishings, and other personal property owned by Tenant. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the other property of Landlord. In the event any such items shall be assessed and billed with the other property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within twenty (20) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of impositions applicable to Tenant’s property.
7.
RENT ADJUSTMENT PAYMENT
     A. Prior to the commencement of the Term, Landlord shall deliver to Tenant a written statement setting forth Landlord’s good faith estimate of Taxes and Operating Costs (a “Taxes and Operating Cost Statement”) for the remainder of the calendar year in which the Term commences. Thereafter, prior to January 1 of each subsequent calendar year, or from time to time during each subsequent calendar year, Landlord shall deliver an estimated Taxes and Operating Cost Statement pertaining to each such forthcoming calendar year. Commencing with the first month to which an estimate applies and on the first day of each calendar month thereafter during the Term, Tenant shall pay one-twelfth (1/12th) of Taxes and Operating Costs as estimated by Landlord in excess of the Expense Stop (prorated for any partial calendar month). On or before the first day of June of each calendar year after the initial year of the Term, Landlord shall furnish to Tenant a written statement showing in reasonable detail actual Operating Costs and Taxes for the preceding year for which such statement is furnished and showing the amount, if any, of rental adjustment due for such year.
     B. On the monthly rental payment date (the “adjustment date”) next following Tenant’s receipt of each such annual statement, Tenant shall pay to Landlord as Additional Rent an amount equal to the actual Additional Rent shown on each such annual statement less the amount, if any, of the total estimated Additional Rent paid by Tenant during the preceding calendar year.
     C. In the event that any such settlement required above indicates that the total Additional Rent paid by Tenant during the preceding calendar year exceeds the actual Additional Rent for such calendar year (prorated as of the Commencement Date for the 2007 calendar year), Landlord shall apply such excess on any amounts of Additional Rent next falling due under this Lease as long as Tenant is not then in default of any of the terms and provisions of this Lease beyond any applicable notice and cure periods. In the event of the termination of this Lease by expiration of the stated Term or for any other cause or reason whatsoever (other than a Tenant default) prior to the determination of rental adjustment as hereinabove set forth, Landlord shall be obligated to refund any such excess to Tenant, which obligation shall survive the expiration or termination of this Lease.
     D. The Taxes and Operating Cost Statement shall be prepared in accordance with generally acceptable cash basis accounting principles. Tenant using either its own employee or its certified public accountant shall have the right to inspect at reasonable times and in a reasonable manner, at Landlord’s office, such of Landlord’s books of account and records as pertain to or contain information concerning the items included in Operating Costs and Taxes for that year in order to verify the amounts thereof. Any and all information obtained through Tenant’s inspection with respect to financial matters (including, without limitation, costs, expenses, income) and any and all other matters pertaining to Landlord and/or the Property as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of any such inspection shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its certified public accountant and any of its officers, agents, and employees to be similarly bound. If Tenant shall dispute any item or items included in the Operating Costs or Taxes for such year, and such dispute is not resolved by the parties within ninety (90) days after such statement is delivered to Tenant, then either party may at its sole expense, within thirty (30) days thereafter, request that a firm of independent certified public accountants mutually selected by Landlord and Tenant (“Independent Review”) render to the parties an opinion as to whether or not the disputed item or items should have been included in the Operating Costs and/or Taxes for such year; and the opinion of such firm on such matter shall be conclusive and binding upon both parties, provided however, it shall be a further condition of Tenant’s right to conduct an Independent Review that the firm conducting the Independent Review shall not be retained upon the basis of all or a portion of its fees being contingent based upon the results of the Independent Review. Landlord and Tenant agree that the firm’s opinion shall be confidential and shall not be disclosed to any other party whatsoever. In the event such Independent Review discloses that the amount due from Tenant was overstated in excess of five percent (5%) on an annualized basis, Landlord shall bear the reasonable cost of such Independent Review. In all other cases, Tenant shall bear the cost of such Independent Review. Tenant’s employee(s) or certified public accountants may examine the records of Landlord supporting the Taxes and Operating Cost Statement at Landlord’s or the Management Agent’s office during normal business hours within ninety (90) days after the Taxes and Operating Statement is furnished. Unless Tenant takes written exception to any item within one hundred twenty (120) days after the furnishing of the Taxes and Operating Cost Statement (which shall be noted on the item as “paid under protest”), such Statement shall be considered as final and accepted by Tenant. Tenant shall promptly tender payment for any undisputed items and shall tender payment for any disputed items within fifteen (15) days after the resolution of any such dispute.
     E. In no event shall any rent adjustment result in a decrease of the Base Rent as set forth in the Lease Schedule.
     F. In the event of the termination of this Lease by expiration of the stated Term or for any other cause or reason whatsoever prior to the determination of rental adjustment as hereinabove set forth, Tenant’s agreement to pay Additional Rent accrued up to the time of termination shall survive the expiration or termination of this Lease.
8.
HOLDING OVER
     Should Tenant hold over after the expiration or any earlier termination of this Lease, by lapse of time or otherwise, Tenant shall become a tenant from month to month only upon each and all of the terms herein provided as may be applicable to such month to month tenancy and any such holding over shall not constitute an extension of this Lease; provided, however, during such holding over, Tenant shall pay Base Rent and Additional Rent (as heretofore adjusted, all as estimated by Landlord) at one hundred twenty-five percent (125%) for the first three (3) months and thereafter at one hundred fifty percent (150%) of the rate payable for the month immediately preceding said holding over, and in addition, Tenant shall pay Landlord all damages, consequential as well as direct, sustained by reason of Tenant’s holding over.
9.
BUILDING SERVICES
     If Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure periods:
     A. Landlord agrees to furnish, subject to the rules and regulations of the Building, janitorial and cleaning services in and about the Premises, comparable to the standard janitorial services furnished by other first class office buildings in the Jurisdiction in which the Property is located, Saturdays, Sundays and the following “Holidays” excepted: Memorial Day, July 4th, Labor Day, Thanksgiving, Christmas and New Year’s Day. Landlord further agrees to maintain and operate the Building in the manner and to the standard of other first class office buildings in the Jurisdiction in which the Property is located.
     B. Tenant shall pay Landlord, as Additional Rent, charges for additional or extraordinary janitorial or cleaning services required in or about the Premises. Tenant shall not provide any janitorial or cleaning services without the consent of Landlord. If Landlord grants consent, such services are subject to supervision by Landlord, at the sole expense of Tenant and shall be performed by contractors satisfactory to Landlord; and
     C. Window washing of all windows (inside and out) in the Premises, at such times as shall be required in the sole, reasonable judgment of Landlord, provided however, that the inside and outside windows shall be washed no less than three (3) times per year, weather permitting.
     D. Neither Landlord nor Landlord’s beneficiaries, nor any company, firm or individual, operating, maintaining, managing or supervising the plant or facilities furnishing the services included in Landlord’s energy costs nor any of their respective agents, beneficiaries, or employees, shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action, because of any interruption or discontinuance at any time for any reason in the furnishing of any of such services, or any other service to be furnished by Landlord as set forth herein; nor shall any such interruption or discontinuance relieve Tenant from full performance of Tenant’s obligations under this Lease.
     E. Electricity shall not be furnished by Landlord for the Premises, but except as otherwise hereinafter provided, shall be furnished by the approved electric utility company serving the area (“Electric Service Provider”). Tenant shall pay any and all connection charges at the Premises, any security deposits required by the Electric Service Provider, all charges for the use of the utility services, and all other costs and expenses involved in the care, management and use thereof to the extent charged by the Electric Service Provider, commencing as of the Commencement Date (regardless of whether Tenant physically occupies all or any portion of the Premises) and continuing through the remainder of the Term. Tenant shall pay such public utility company directly for all such services. Tenant shall make all necessary arrangements with such public utility company for metering and paying for electric current furnished by it to Tenant, and Tenant shall pay for all charges for electric current consumed on the Premises during Tenant’s occupancy thereof. If Tenant fails to pay any utility bills or charges, Landlord may, at its option and upon reasonable notice to Tenant, pay the same and, in such event, Tenant shall reimburse Landlord for such payment, as Additional Rent, within twenty (20) days after receipt of an invoice therefor. Tenant agrees to purchase from Landlord or its agent all lamps, bulbs after the initial installation thereof, ballasts and starters used in the Premises, provided however that the availability, quality and cost of any such items shall be comparable to that available to Tenant from other suppliers. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon. Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises to connect to electric current (except through existing electrical outlets in the Premises) or water pipes, any apparatus or device for the purpose of using electric current or water. If Tenant shall require water or electric current in excess of that which is respectively obtainable from existing water pipes or electrical outlets and normal for use of the Premises as general office space, Tenant shall first procure the consent of Landlord, which Landlord may not unreasonably refuse. If Landlord consents to such excess water or electrical requirements, Tenant shall pay all costs including but not limited to meter service and installation of facilities necessary to furnishing such excess capacity.
     F. (1) To the extent permitted by law, Landlord shall have the right to select the Electric Service Provider and at any time and from time to time during the Term to either require that Tenant contract for service from a different company or companies providing electricity service (each such company hereinafter described as an “Alternate Service Provider”) or continue to contract for service from the Electric Service Provider.
          (2) Tenant shall cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all times, and as reasonably necessary, shall allow Landlord, Electric Service Provider and any alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises, provided that such access shall not interfere with the normal conduct of Tenant’s business operations.
     G. (1) Tenant shall have the right to install a wireless intranet, Internet and communications network (also known as “Wi-Fi”) within the Premises for the use of Tenant and its employees (the “Network”) subject to all the other provisions of this Lease as are applicable.
          (2) Tenant agrees that Tenant’s communications equipment and the communications equipment of Tenant’s service providers and contractors installed in the Building including, without limitation, any antennas, switches or other equipment (collectively, “Tenant’s Communications Equipment”) shall be of a type and, if applicable, a frequency that will not cause radio frequency, electromagnetic, or other interference to Landlord or any other tenant in the development of which the Property is located or any equipment of Landlord or any such other tenant. In the event that Tenant’s Wi-Fi, Network, or Communications Equipment causes or is believed to cause any such interference, upon receipt of notice from Landlord of such interference, Tenant will take all steps necessary to correct and eliminate the interference. If the interference is not eliminated within twenty-four (24) hours (or a shorter period if Landlord believes a shorter period to be appropriate) then, upon request from Landlord, Tenant shall shut down the Tenant’s Wi-Fi, Network or Communications Equipment, as the case may be, pending resolution of the interference, with the exception of intermittent testing upon prior notice to and with the approval of Landlord.
          (3) Tenant acknowledges that Landlord has granted and/or may grant lease rights, licenses and other rights to various telecommunications service providers, but not within the interior of the Building.
     H. Landlord agrees that, provided Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure periods, Tenant and its contractor shall be permitted access to the Building risers and telecommunications closets, including without limitation the space above the ceilings of the Premises, except those risers or closets being utilized exclusively by Landlord (and excluding, in any event, such Building risers and/or telecommunications closets located in mechanical rooms or basement space) (collectively, the “Risers”), at no additional charge therefor, for the sole purpose of installing cabling therein; provided, however, that:
          (1) Tenant shall submit to Landlord for Landlord’s prior written approval (which approval shall not be unreasonably withheld or delayed) reasonably detailed plans and specifications showing the locations within the Risers where such cabling will be installed. Tenant shall appropriately mark and/or tag all such cabling as reasonably required by Landlord. If any such cabling is installed without Landlord’s prior written approval or without such appropriate identification, and Tenant fails to remove same within thirty (30) days after written notice from Landlord to do so, then Landlord shall have the right to remove and correct such improvements and restore the Risers to their condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. Landlord makes no representation or warranty that the Risers will be adequate to satisfy Tenant’s needs.
          (2) Tenant shall promptly repair, at its sole cost and expense, any damage done to the Building and to any electrical, mechanical, HVAC, sprinkler, life safety and other operating system serving the Building or areas appurtenant to the Building that are caused by or arise out of any work performed by Tenant or its contractor pursuant to this Section 9.H.

          (3) Tenant shall remove, at Tenant’s sole cost and expense, all cabling and equipment installed by or on behalf of Tenant or other occupants of the Premises from the Risers and the Building by no later than the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises. All damages and injury to the Risers or the Building caused by such removal shall be repaired by Tenant, at Tenant’s sole expense.
10.
CONDITION OF THE PREMISES
     A. Subject to any latent structural defects discovered by Tenant within the thirty (30) day period first following delivery of possession of the Premises by Landlord to Tenant (so long as Landlord is notified of the same within the time period for discovery), and any other latent structural defects in the Premises which are not reasonably capable of being discovered upon a reasonable inspection of the Premises within said thirty (30) day period discovered by Tenant within the one (1) year period first following delivery of possession of the Premises by Landlord to Tenant, by taking possession of the Premises, Tenant shall be deemed to have agreed that the Premises were as of the date of taking possession, in good order, repair and condition. No promises of Landlord to alter, remodel, decorate, clean or improve the Premises and no representation or warranty, express or implied, respecting the condition of the Premises has been made by Landlord to Tenant, unless the same is contained herein or made a part hereof.
     B. The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements under Title III of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises depending on, among other things: (1) whether Tenant’s business operations are deemed a “place of public accommodation” or a “commercial facility,” (2) whether compliance with such requirements is “readily achievable” or “technically infeasible,” and (3) whether a given alteration affects a “primary function area” or triggers so-called “path of travel” requirements. Landlord represents that the Building, as of the date of construction, complies with Title III, and that to the extent any repairs have been required by any applicable federal, state or municipal governmental authority after the date of construction but prior to the Commencement Date, in order to bring the Building into compliance with any new requirements of the ADA enacted after the date of the construction, the same have been completed. Tenant shall be responsible for all Title III compliance and costs in connection with the Premises (including structural work, if any, and including leasehold improvements or other work to be performed in the Premises under or in connection with this Lease) to the extent that same arises out of matters specific to Tenant’s activities or operations or resulting from alterations to the Premises made by Tenant.
11.
USES PROHIBITED
     Tenant shall not use, or permit the Premises or any part thereof to be used, for any purpose or purposes other than the Permitted Use as specified the Lease Schedule. No use shall be made or permitted to be made of the Premises, nor acts done, which will increase the existing rate of insurance upon the Building, or cause a cancellation of any insurance policy covering the Building, or any part thereof, nor shall Tenant sell, or permit to be kept, used or sold, in or about the Premises, any article which may be prohibited by Landlord’s insurance policies. Tenant shall not commit or suffer to be committed, any waste upon the Premises, or any public or private nuisance, nor, without limiting the generality of the foregoing, shall Tenant allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose.
12.
COMPLIANCE WITH LAWS
     Tenant agrees at all times to cause the Premises to be operated in compliance in all material respects with all federal, state, local or municipal laws, statutes, ordinances, and rules and regulations, including but not limited to those relating to zoning, environmental protection, health, and safety (collectively, “Laws”). Tenant shall, at its sole cost and expense, promptly comply in all material respects with all Laws now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. Without limitation of the foregoing, Tenant shall, at Tenant’s sole cost and expense, cause the Premises to be operated in full compliance with all local fire codes, regulations and requirements, including, without limitation, the implementation of any and all required fire safety and evacuation plans for the Premises. In particular, but without limitation, Tenant acknowledges that certain local fire codes, requirements and/or regulations impose upon Tenant the responsibility of implementing an emergency evacuation plan. This may include, without limitation, requirements that the floor plate of the Premises be posted on the wall of the Premises showing the emergency egress or escape routes and also that an outside meeting area and other procedures for accounting for all employees and occupants after the emergency evacuation has been completed be designated and posted. Tenant agrees to familiarize itself with all such local fire codes, requirements and/or regulations, and to fully comply with same. Tenant shall not use the Premises or permit anything to be done in or about the Premises which in any way conflicts with any Laws now in force or which may hereafter be enacted or promulgated. Tenant further agrees to promptly cure any such violation at its own expense, and shall furthermore defend and indemnify Landlord, its beneficiaries, mortgagees, and officers, agents, and employees thereof respectively, for, from and against any and all liability, loss, costs (including reasonable attorneys’ fees and expenses), damages, responsibilities or obligations incurred as a result of any violation of any of the foregoing. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant whether Landlord be a party thereto or not, that Tenant has violated any Laws shall be conclusive of that fact as between Landlord and Tenant. Tenant shall upon request of Landlord certify in writing that it is in compliance with applicable Laws for the preceding year. Landlord shall have reasonable access to the Premises to inspect the same to confirm that Tenant is using the Premises in accordance with all Laws. The provisions within this paragraph shall survive termination of this Lease and shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns, and mortgagees thereof.
13.
ALTERATIONS AND REPAIRS
     A. Landlord shall (a) make all necessary repairs to the roof, exterior walls, exterior doors, windows and corridors of the Building, (b) keep the common areas of the Property in a clean, neat and attractive condition, and (c) keep the Building equipment such as plumbing, heating, air conditioning and similar Building equipment in good repair, but Landlord shall not be liable or responsible for breakdowns or interruptions in service when reasonable efforts are made to restore such service. If Tenant requires a repair pursuant to this Section 13.A. (except in the event of an emergency), Tenant shall submit its request in writing to Landlord or the Management Agent. Landlord shall have no obligation to make any repair not requested in writing (except in the event of an emergency). The cost of all such repairs, maintenance and services provided by Landlord shall be paid by Tenant as Operating Costs to the extent provided in Section 7 of this Lease. With the exception of Landlord’s obligations set forth above in this Section 13.A., Tenant shall, at its own expense, otherwise maintain the Premises in a clean, neat and sanitary condition, and shall keep the Premises and every part thereof (including, without limitation, all fixtures, alterations, improvements, and all specialty and supplemental systems and equipment [such as, but not limited to, any uninterrupted power supply system, back-up generator system or supplemental HVAC system] in the Premises whether installed by Landlord or Tenant) in good repair and tenantable condition, and shall promptly and adequately repair all damage to the Premises under the supervision and with the approval of Landlord and within a reasonable period of time as specified by Landlord, loss by ordinary wear and tear, fire and other casualty excepted. If Tenant does not do so promptly and adequately, Landlord may, but need not, make such repairs and Tenant shall pay Landlord immediately upon request by Landlord. Tenant hereby waives all rights to make repairs at the expense of Landlord as provided by any law, statute or ordinance now or hereafter in effect. To the extent not paid by Tenant as part of Operating Costs, Tenant shall pay for any repairs to the Premises, the Building and/or the Property made necessary by any negligence or carelessness of Tenant or its employees or invitees (notwithstanding anything to the contrary contained in this Lease).
     B. Tenant may not do any work (“Alterations”) in the Premises such as, but not limited to, painting, decorating, erecting partitions, making alterations or additions, nailing, boring or screwing into the ceilings, walls or floors without the consent of Landlord in each and every instance, provided however, that (i) a cosmetic Alteration such as painting, decorating, wallpapering, carpeting or hanging pictures does not require the approval of Landlord unless it is visible from the exterior of the Premises, (ii) Landlord hereby approves the installation of 80” high movable panels by Facilitec, Inc., and (iii) Landlord’s consent shall not be unreasonably withheld in cases of other Alterations not visible from the exterior of the Premises. Under the circumstances described in clause (iii) of the immediately preceding sentence however, compliance with this Section 13.B. is required. The decision of Landlord to refuse such consent shall be conclusive. It shall not be unreasonable for Landlord to withhold its approval of any Alteration which impacts structure or any Building system, penetrates the roof, or which would otherwise result in requiring additional improvements to the Premises and/or the Property. In the event Landlord grants the requested approval, Tenant shall be responsible for the cost of any such Alteration, as well as the cost of any improvements to the Premises and/or Property required as the result thereof, subject to the provisions of Article 34 below with respect to the Initial Alterations. In order to obtain such consent, Tenant shall furnish Landlord: (i) plans and specifications for the Alterations (which Tenant warrants are in conformance with all applicable Laws and consistent in all respects with the aesthetics and the following “Systems” of the Building: electrical, heating, ventilating, air-cooling, plumbing/fire protection and structural) prepared at the expense of Tenant, by the Building engineers, or at the discretion of Landlord, other engineers acceptable to Landlord, (ii) affidavits from such engineers stating that the Alterations will not in any way adversely affect any Systems in the Building, (iii) names and addresses of contractors (“Contractors”) and subcontractors (“Subcontractors”), (iv) copies of contracts with Contractors and Subcontractors which shall provide, among other things, that no changes, amendments, extras or additional work are permitted without the consent of Landlord, and (v) evidence of insurance coverage acceptable to Landlord. In addition, Tenant shall comply with any and all additional procedures and requirements set forth on Appendix “B” in connection with any such Alterations. Landlord reserves the right to deny any Contractor or Subcontractor entry to the Building but the failure of Landlord to exercise this right shall not be deemed an approval of either the financial stability or quality of workmanship of any such Contractor or Subcontractor.

     C. If Landlord grants such consent, all Alterations shall be performed at the sole expense of Tenant, in a workmanlike manner and materials furnished shall be of a like quality to those in the Building. If the Alterations involve any Systems, such shall be performed under the supervision of Landlord and by contractors selected by Landlord. Subsequent to the granting of the consent by Landlord but before the commencement of the Alterations or delivery of any materials onto the Premises, Tenant shall furnish Landlord: (i) necessary permits, (ii) sworn Contractor affidavits listing all subcontracts with suppliers of materials and/or labor, with whom Contractors have contractual relations for the Alterations, and setting forth a summary of such contractual relationships, (iii) Subcontractor affidavits, and (iv) certificates of insurance from all Contractors and Subcontractors performing labor or furnishing materials, insuring against any and all claims, costs, damages, liabilities and expenses which may be reasonably requested by Landlord. The certificates of insurance required, in addition to any other requirements of Landlord, must evidence coverage in amounts and from companies reasonably satisfactory to Landlord and may be cancelable only with ten (10) days’ advance notice to Landlord. All commercial general liability insurance policies shall name as additional insureds Landlord, its agents, members and beneficiaries, if any, thereunder, and Alter Asset Management, L.L.C., as managing agent, and any other parties reasonably requested by Landlord, all as their interests may appear. If Landlord consents or supervises, such shall not be deemed a warranty as to the adequacy of the design or workmanship or quality of the materials and Landlord hereby disavows any responsibility and/or liability for such. Additionally, under no circumstances shall Landlord have any responsibility to repair or maintain any portion of the Alterations which either does not function or ceases to function.
     D. Reserved.
     E. Upon completion of the Alterations for which Landlord consent was required, and prior to final payment, Tenant shall obtain the written approval of Landlord for the quality of the Alterations and furnish Landlord with: (i) Tenant, Contractors, and architectural completion affidavits, (ii) full and final waivers of lien, (iii) receipted bills covering all labor and materials expended and used, (iv) other appropriate documents evidencing completion of the Alterations and (v) as-built plans of the Alterations.
     F. Tenant shall pay Landlord’s direct, out-of-pocket operating expenses for after-hours expenses incurred by Landlord in connection with any improvements to the Premises, including base building work, but only to the extent that Tenant requests after-hours work. Tenant shall cooperate with Landlord in scheduling such use.
     G. If the Alterations are being done near the Commencement Date, Tenant agrees to commence payment of Base Rent and all Additional Rent upon the date and in the manner provided in this Lease notwithstanding any delay in completing the Alterations or the Premises which may result from the performance of the Alterations by Tenant or its Contractors.
     H. Tenant shall procure, or cause to be procured, and pay for all permits, licenses, approvals, certificates and authorizations necessary to the prosecution and completion of the Alterations. All Alterations shall be done in strict accordance with all Laws and requirements of any applicable board of underwriters or fire rating bureau and all municipal, state, federal and other authorities having jurisdiction. Where drawings and specifications conflict with the law, the law is to be followed. Tenant shall promptly notify the respective departments or official bodies when the Alterations are ready for inspection and shall, at once, do all work required to remove any violations or to comply with such inspections, without additional charge to Landlord. Tenant shall perform, or cause to be performed, all work necessary to obtain approvals from authorities mentioned above without additional cost to Landlord.
     I. Tenant agrees to reimburse Landlord for actual, reasonable out-of-pocket sums expended for examination and approval of the architectural and mechanical plans and specifications. Such reimbursement shall include cost of any “third-party” consultants, architects, engineers, attorneys, or other consultants.
     J. Tenant agrees that the Alterations shall be performed so as not to cause or create any jurisdictional or other labor disputes, and in the event such disputes occur, Tenant shall immediately do whatever is necessary to resolve such disputes, at no expense to Landlord.
     K. Tenant hereby agrees to indemnify and hold Landlord, its beneficiaries, if any, its members, its mortgagees, Management Agent, and their respective agents and employees harmless for, from and against any and all damage and liabilities of every kind and description, including reasonable attorneys’ fees which may arise out of or be connected in any way with the Alterations. Any mechanic’s lien (or any notice preliminary to lien) filed against the Premises, or the Property, for the Alterations or materials claimed to have been furnished to Tenant shall be discharged of record (or paid if a notice be served) by Tenant within fifteen (15) days after filing (or service) at the expense of Tenant, provided however, that if Tenant has on deposit with Landlord one hundred fifty percent (150%) of the lien in cash and otherwise holds Landlord harmless and indemnifies Landlord, Tenant may contest the lien, but only so long as Tenant diligently prosecutes such lien contest.
     L. All additions, decorations, fixtures, hardware, non-trade fixtures and all improvements, temporary or permanent, in or upon the Premises, whether placed there by Tenant or Landlord, shall, unless Landlord requests their removal, become the property of Landlord and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise without compensation, allowance or credit to Tenant. If, upon the request of Landlord, Tenant does not remove said additions, decorations, fixtures, hardware, non-trade fixtures and improvements, Landlord may remove them and Tenant shall pay the expense of such removal to Landlord upon demand. Tenant may request in writing at the time it submits its plans and specifications for an Alteration to Landlord, that Landlord notify Tenant whether Landlord will require that Tenant shall, on the election of Landlord, remove, at the termination of this Lease, such Alteration or any particular portion thereof and Landlord shall notify Tenant on or before it approves such plans as to whether or not it will require removal. Notwithstanding the foregoing, Landlord shall have the right to require Tenant to remove any vault installed in the Premises, regardless of whether Landlord notified Tenant that it would require removal.
     M. Reserved.
     N. Tenant shall, at the termination of this Lease, surrender the Premises to Landlord in as good condition and repair as reasonable and proper use thereof will permit, loss by ordinary wear and tear, fire or other casualty excepted.
14.
ABANDONMENT
     All trade fixtures and Tenant’s personal property shall be removed upon the expiration or termination of this Lease, provided however, that Tenant shall be responsible for the repair of any damage caused to the Premises by the removal of such trade fixtures and personal property. In the event Tenant fails to remove such trade fixtures and personal property upon the expiration or sooner termination of this Lease or Tenant’s right to possession of the Premises under this Lease, such fixtures and property shall, at the option of Landlord, be deemed abandoned by Tenant to Landlord as if voluntarily conveyed by Tenant to Landlord by a bill of sale. In addition, Tenant shall, at Tenant’s sole cost and expense, remove all communications wiring and cabling installed in the Premises by or on behalf of Tenant, whether installed prior to or after the Commencement Date, unless Landlord hereafter elects in writing to waive such requirement, and Tenant shall repair all damage caused by such removal.
15.
ASSIGNMENT AND SUBLETTING
     A. Tenant shall not assign, hypothecate, encumber or mortgage or otherwise transfer this Lease, or any interest therein and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person to occupy or use the Premises, or any portion thereof, without the written consent of Landlord first had and obtained, which consent shall not be unreasonably withheld or delayed. For purposes of this Section, the term “transfer” shall also include, and all of the foregoing provisions shall apply to: (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners or members, or a transfer of a majority of partnership or membership interests, within a twelve month period, or the dissolution of the partnership or company, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Tenant, or within a twelve month period: (a) the sale or other transfer of more than an aggregate of 50% of the voting shares of Tenant (other than to immediate family members by reason or gift or death) or (b) the sale of more than an aggregate of 50% of Tenant’s net assets. Notwithstanding the foregoing, Landlord’s consent shall not be required for assignments or subleases to affiliates or subsidiaries of Tenant, so long as: (i) Tenant is not then in default under this Lease beyond any applicable notice and cure periods (provided such default is cured prior to such assignment or sublease); (ii) the use of the Premises does not change; (iii) Landlord is given prior notice thereof; (iv) a fully executed copy of such assignment or sublease, the assumption of this Lease by the assignee or the acceptance of the sublease by the sublessee, and such other information regarding the assignment or sublease as Landlord may reasonably request, is delivered to Landlord, and (iv) Tenant is not relieved of any of its liabilities hereunder and, at Landlord’s request at the time of such assignment or subletting, agrees to confirm in writing that Tenant is not relieved of any of such liabilities hereunder. As used herein, the term “affiliate” shall mean an entity (i) which directly or indirectly controls Tenant, (ii) which is under the direct or indirect control of Tenant, (iii) which is under common direct or indirect control of Tenant, (iv) with which Tenant has merged or consolidated, or (v) which acquires all or substantially all of the shares of stock or assets of Tenant and which continues to operate substantially the same business in the Premises as had been conducted by Tenant. “Control” shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity. Tenant agrees all advertising by Tenant or on Tenant’s behalf in any general circulation newspaper with respect to the leasing or subletting of the Premises or any part thereof or assignment of this Lease, must offer the space for lease at a rental not less than that for which comparable space in the development of which the Building is a part is then being offered by Landlord for rent or not advertise the rental rate for such space.
     B. Except for assignments and subleases to affiliates or subsidiaries as provided in the immediately preceding paragraph, Tenant shall, by notice in writing, advise Landlord of its intention from on and after a stated date (which shall not be less than thirty (30) days after the date of Tenant’s notice) to assign this Lease or to sublet any such part of all of the Premises for the balance or any part of the Term, and, in the event of such a proposed assignment (but not a subletting), Landlord shall have the right, to be exercised by giving written notice to Tenant twenty (20) days after receipt of Tenant’s notice, to recapture the Premises and such recapture notice shall, if given, cancel and terminate this Lease. Tenant’s said notice shall state the name and address of the proposed subtenant, the proposed subtenant’s intended use of the Premises, and shall include the potential subtenant’s most current certified financial statement, and a true and complete copy of the proposed assignment or sublease shall be delivered to Landlord with said notice. If Landlord shall give the aforesaid recapture notice with respect thereto, the Term of this Lease shall expire and end on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If Landlord, upon receiving Tenant’s said notice with respect to any such space, does not exercise its right to cancel as aforesaid, Landlord will not unreasonably withhold its consent to Tenant’s assigning or subletting the space covered by its notice, provided: (i) at the time thereof Tenant is not in default under this Lease beyond any applicable notice and cure periods; (ii) Landlord, in its sole discretion reasonably exercised, determines that the reputation, business, proposed use of the Premises and financial responsibility of the proposed sublessee or occupant, as the case may be, of the Premises are satisfactory to Landlord; (iii) any assignee or subtenant shall expressly assume all the obligations of this Lease on Tenant’s part to be performed (provided that a subtenant shall not be obligated to assume Tenant’s obligation to pay Base Rent); (iv) such consent if given shall not release Tenant of any of its obligations (including, without limitation, its obligation to pay rent) under this Lease; (v) Tenant agrees specifically to pay over to Landlord, as Additional Rent, fifty percent (50%) all sums received by Tenant under the terms and conditions to such assignment or sublease, which are in excess of the amounts otherwise required to be paid pursuant to this Lease; (vi) a consent to one assignment, subletting, occupation or use shall be limited to such particular assignment, sublease or occupation and shall not be deemed to constitute Landlord’s consent to an assignment or sublease to or occupation by another person (any such assignment or subletting without such consent shall be void and shall, at the option of Landlord, constitute a default under this Lease); (vii) Tenant will pay all of Landlord’s reasonable costs associated with any such assignment or subletting including but not limited to reasonable legal fees; and (viii) the person or entity to whom Tenant wishes to assign or sublet is not (nor, immediately prior to such assignment or sublease, was not) a tenant or occupant in any other building owned or operated by Landlord or any affiliate thereof, in the same development of which the Building is a part or, if such person or entity is such a tenant or occupant, such person or entity has not vacated and is not intending to vacate its existing space in connection with such assignment or subletting and is seeking additional space in such development that Landlord does not then have available for renting.
16.
SIGNS
     Landlord shall retain absolute control over the exterior appearance of the Premises. Tenant shall not install, or permit to be installed, any drapes, shutters, signs, lettering, advertising, or any items that will in any way, in the sole opinion of Landlord, adversely alter the exterior appearance of the Premises. Notwithstanding the foregoing, Landlord shall install, at Tenant’s sole cost and expense (which may be reimbursed to Tenant out of the Tenant Improvement Allowance provided by Landlord hereunder), Building standard signage containing Tenant’s name on (i) the suite entry at the front entrance to the Premises, and (ii) one panel on one side of the Building’s existing monument sign located adjacent to the entrance from Pinnacle Peak Road, subject to the comprehensive sign package as approved by the City and Landlord. After Landlord approves the design details and specifications of the signs, in writing, any necessary permits or licenses shall be obtained by Tenant at Tenant’s sole cost and expense. If not paid directly by Tenant to the vendor or otherwise satisfied out of the Tenant Improvement Allowance (as set forth below in Article 34), Tenant shall pay all costs and expenses of the fabrication and installation of the signs to Landlord as Additional Rent, within twenty (20) days after receipt of an invoice therefor. In addition, Tenant shall pay all costs and expenses of the ongoing maintenance and repair of the signs to Landlord as Additional Rent, as part of Operating Costs or, at Landlord’s option, from time to time within twenty (20) days after receipt of an invoice therefor. Upon the expiration or sooner termination of this Lease or Tenant’s right to possession of the Premises, or upon Tenant’s vacation or abandonment of the Premises, Tenant shall pay to Landlord as Additional Rent, within twenty (20) days after receipt of an invoice therefor, all reasonable costs and expenses incurred by Landlord in removing the signs and repairing any and all damage caused by such removal, including, without limitation, the filling of holes and painting or other refinishing to match exposed surfaces with surrounding surfaces or installing a matching blank panel to cover the removed panel, at Landlord’s election.
17.
DAMAGE TO PROPERTY — INJURY TO PERSONS
     A. Tenant, as a material part of the consideration to be rendered to Landlord under this Lease, to the fullest extent permitted by law, hereby waives all claims, except to the extent caused by or resulting from the non-performance of Landlord, willful or negligent act or omission of Landlord, its agents, servants or employees, which Tenant or Tenant’s successors or assigns may have against Landlord, its agents, servants or employees for loss, theft or damage to property and for injuries to persons in, upon or about the Premises from any cause whatsoever. Tenant will hold Landlord, its agents, servants and employees exempt and harmless for, from and against and on account of any damage or injury to any person, or to the goods, wares, and merchandise of any person, arising from the uses of the Premises by Tenant or arising from the failure of Tenant to keep the Premises in good condition as herein provided except to the extent the non-performance by Landlord or negligence of Landlord, its agents, servants or employees contributes thereto. Neither Landlord nor its agents, servants or employees shall be liable to Tenant for any damage by or from any act or negligence of any owner or occupant of adjoining or contiguous property. Tenant agrees to pay for all damage to the Building caused by Tenant’s misuse or neglect of the Premises, its apparatus or appurtenances or caused by any licensee, contractor, agent or employees of Tenant. Except to the extent caused by the negligence or willful misconduct of Tenant, its agents, servants or employees, or a breach of this Lease by Tenant, Landlord agrees to indemnify, defend and hold Tenant harmless from and against any loss, cost, expense, action or any other amount for which Tenant may become liable as a result of any negligence or willful misconduct of Landlord or any of its agents, servants or employees in connection with the common areas of the Property or a breach of this Lease by Landlord.
     B. Particularly, but not in limitation of the foregoing paragraph, all property belonging to Tenant or any occupant of the Premises that is in the Building shall be there at the risk of Tenant or such other person only, and Landlord or its agent, servants or employees (except in case of non-performance by Landlord or negligent or willful act or omission of Landlord or its agents, servants or employees) shall not be liable for: damage to or theft of or misappropriation of such property; nor for any damage to property entrusted to Landlord, its agents, servants or employees, if any; nor for the loss of or damage to any property by theft or otherwise, by any means whatsoever, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever; nor for interference with the light or other incorporeal hereditaments, nor for any latent defect in the Building except as set forth above in Section 10.A. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Building or of defects therein or in the fixtures or equipment.
     C. In case any action or proceeding be brought against Landlord by reason of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or of its agents or employees, Tenant, upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. In case any action or proceeding be brought against Tenant by reason of any obligation on Landlord’s part to be performed under the terms of this Lease, or arising from any act or gross negligence of Landlord, or of its agents or employees, Landlord, upon notice from Tenant shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.
     D. Tenant shall maintain in full force and effect during the Term of this Lease (including any period prior to the beginning of the Term during which Tenant has taken possession and including also any period of extension of the Term in which Tenant retains possession), in responsible companies approved by Landlord (i) causes of loss-special form property insurance (including coverage for sprinkler leakage, vandalism and malicious mischief) covering all Tenant’s property in, on or about the Building, with full waiver of subrogation rights against Landlord in an amount equal to the full replacement cost of such property without depreciation, providing coverage at least as broad as ISO policy form CF 10 30, (ii) commercial general liability insurance insuring Tenant against all claims, demands or actions for injury to or death of any one person in an amount of not less than three million dollars ($3,000,000.00) and for injury to or death of more than one person in any one accident in an amount not less than five million dollars ($5,000,000.00) and for damage to property in an amount of not less than five hundred thousand dollars ($500,000.00) or such other amounts as Landlord may reasonably require from time to time, and (iii) business income and extra expense insurance on ISO policy form CP 00 30, providing coverage for loss of earnings and/or extraordinary additional expenses incurred due to a necessary suspension of operations during a period of restoration caused by direct physical loss of or damage to property at the Building, and expressly also including coverage for not less than twelve (12) months of rental payments (both Base Rent and Additional Rent) due from Tenant to Landlord under this Lease. All liability policies shall cover the entire Building. Landlord shall maintain in full force and effect during the Term of this Lease causes of loss-special form property insurance for the full replacement cost of the Building without depreciation, with full waiver of subrogation rights against Tenant, providing coverage at least as broad as ISO policy form CF 10 30, the premium for which shall be included in the Operating Costs.
     E. All such policies shall name Landlord, any mortgagees of Landlord, and all other parties designated by Landlord as additional insured parties. All insurance policies shall indicate that at least thirty (30) days’ prior written notice shall be delivered to all additional insured parties by the insurer prior to termination or cancellation of such insurance (except that only ten (10) days prior written notice shall be required with respect to termination or cancellation for non-payment of premium) and Tenant shall provide certificates of insurance, not less than ten (10) days prior to the Commencement Date, evidencing the aforesaid coverage to all insured parties. Such certificates shall: (i) be on ACORD Form 27 or such other form approved or required by Landlord, (ii) state that such insurance coverage may not be changed, canceled or non-renewed without at least thirty (30) days’ prior written notice to Landlord (except that only ten (10) days prior written notice shall be required with respect to termination or cancellation for non-payment of premium), and (iii) include, as attachments, originals of the additional insured endorsements to Tenant’s commercial general liability policy required above. Tenant shall provide renewal certificates to Landlord at least thirty (30) days prior to expiration of such policies. Except as expressly provided to the contrary herein, coverage hereunder shall apply to events occurring during the policy year regardless of when a claim is made. Except as provided to the contrary herein, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance. Failure of Tenant to provide the insurance coverage set forth in subparagraphs (i), (ii) and (iii) in the immediately preceding paragraph shall entitle Landlord to either (a) treat said failure as a default and/or (b) obtain such insurance and charge Tenant the premiums therefor plus interest thereon as Additional Rent. Tenant shall not violate or permit a violation of any of the conditions or terms of any such insurance policies and shall perform and satisfy all reasonable requirements of the insurance company issuing such policies. With respect to any insurance policy procured to comply with any financial assurance requirement imposed by any state or federal law or regulation, or to any other casualty, property, or environmental impairment insurance purchased by Tenant, such policy or policies shall name Landlord and any mortgagees of Landlord as additional insured parties.
18.
DAMAGE OR DESTRUCTION
     In the event the Building is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Building, if any, the damage shall be repaired by and at the expense of Landlord from the proceeds of the insurance that Landlord is obligated to maintain under Section 17.D., provided such repairs can, in Landlord’s reasonable opinion, be made within two hundred forty (240) days after the occurrence of such damage without the payment of overtime or other premiums. Until such repairs are completed, the rent shall continue to be paid by Tenant (with the source of funds for such payment anticipated to be the proceeds of Tenant’s business income insurance) and shall not be abated. If repairs cannot, in Landlord’s reasonable opinion be made within two hundred forty (240) days, Landlord shall notify Tenant within thirty (30) days of the occurrence of such damage of its determination, in which event, or in the event such repairs are commenced but are not substantially completed within two hundred forty (240) days of the date of such occurrence, either party may, by written notice to the other given within ten (10) days after Landlord’s notification or the expiration of said 240-day period, as the case may be, cancel this Lease as of the date of the occurrence of such damage. In the event the Premises are rendered untenantable by fire or other casualty during the last twelve (12) months of the Term, Landlord and Tenant shall each have the right to cancel this Lease as of the date of the occurrence of such damage by written notice to the other party given within ten (10) days after such fire or casualty. Except as provided in this Section, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from any such fire or other casualty or from the making or not making of any repairs, alterations or improvements in or to any portion of the Building or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives any statutory or common law rights of termination which may arise by reason of any partial or total destruction of the Building. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture or furnishings or on any fixtures or equipment removable by Tenant under the provisions of this Lease and that Landlord shall not be obliged to repair any damage thereto or replace the same. Landlord shall not be required to repair any injury or damage caused by fire or other cause, or to make any repairs or replacements, to or of improvements installed in the Premises by or for Tenant.
19.
ENTRY BY LANDLORD
     Landlord and its agents shall have the right to enter the Premises at all reasonable times (upon reasonable notice except in cases of emergency or to supply janitorial services and any other service to be provided by Landlord to Tenant hereunder, in which events no notice shall be required) for the purpose of examining or inspecting the same, to supply janitorial services and any other service to be provided by Landlord to Tenant hereunder, to show the same to prospective purchasers or tenants of the Building, and make such alterations, repairs, improvements, or additions, whether structural or otherwise, to the Building as Landlord may deem necessary or desirable. Landlord may enter by means of a master key without liability to Tenant except for any failure to exercise due care for Tenant’s property and without affecting this Lease. Landlord shall use reasonable efforts on any such entry not to unreasonably interrupt or interfere with Tenant’s use and occupancy of the Premises.
20.
INSOLVENCY OR BANKRUPTCY
     A. In the event that Tenant shall become a debtor under Chapter 7, 11 or 13 of the Bankruptcy Code (“Debtor”) and the trustee (“Trustee”) or Tenant shall elect to assume this Lease for the purpose of assigning the same or otherwise, such election and assignment may only be made if all of the terms and conditions of Sections 20.B. and 20.D, hereof are satisfied. Tenant acknowledges that it is essential to the ability of Landlord to continue servicing the mortgage on the Building that a decision on whether to assume or reject this Lease be made promptly. Under these circumstances, Tenant agrees that should Tenant, as debtor-in-possession (“Debtor-in-Possession”) or any Trustee appointed for Tenant, fail to elect to assume this Lease within sixty (60) days after the filing of the petition under the Bankruptcy Code (“Tenant’s Petition”), this Lease shall be deemed to have been rejected. Tenant further knowingly and voluntarily waives any right to seek additional time to affirm or reject this Lease and acknowledges that there is no cause to seek such extension. If Tenant, as Debtor-in-Possession, or the Trustee abandons the Premises, the same shall be deemed a rejection of this Lease. Landlord shall be entitled to at least thirty (30) days’ prior written notice from Tenant, as Debtor-in-Possession, or its Trustee of any intention to abandon the Premises. Landlord shall thereupon be immediately entitled to possession of the Premises without further obligation to Tenant or the Trustee, and this Lease shall be cancelled, but Landlord’s right to be compensated for damages in such liquidation proceeding shall survive.
     B. No election by the Trustee or Debtor-in-Possession to assume this Lease, whether under Chapter 7, 11 or 13, shall be effective unless each of the following conditions, which Landlord and Tenant acknowledge are commercially reasonable in the context of a bankruptcy proceeding of Tenant, have been satisfied, and Landlord has so acknowledged in writing:
          (1) The Trustee or the Debtor-in-Possession has cured, or has provided Landlord adequate assurance (as defined below) that:
               (a) Within ten (10) days from the date of such assumption the Trustee will cure all monetary defaults under this Lease; and
               (b) Within thirty (30) days from the date of such assumption the Trustee will cure all non-monetary defaults under this Lease.
          (2) The Trustee or the Debtor-in-Possession has compensated, or has provided to Landlord adequate assurance that within ten (10) days from the date of assumption Landlord will be compensated, for any pecuniary loss incurred by Landlord arising from the default of Tenant, the Trustee, or the Debtor-in-Possession as recited in Landlord’s written statement of pecuniary loss sent to the Trustee or Debtor-in-Possession.
          (3) The Trustee or the Debtor-in-Possession has provided Landlord with adequate assurance of the future performance (as defined below) of each of Tenant’s, the Trustee’s or Debtor-in-Possession’s obligations under this Lease, provided, however, that:
               (a) The Trustee or Debtor-in-Possession shall also deposit with Landlord, as security for the timely payment of rent, an amount equal to three (3) months Base Rent (as adjusted pursuant to Section 20.B.(3)(c) below) and other monetary charges accruing under this Lease; and
               (b) If not otherwise required by the terms of this Lease, the Trustee or Debtor-in-Possession shall also pay in advance one-twelfth (1/12th) of Tenant’s annual obligations under this Lease for Operating Costs, Taxes, insurance and similar charges.
               (c) From and after the date of the assumption of this Lease, the Trustee or Debtor-in-Possession shall pay as Base Rent an amount equal to the sum of the Base Rent otherwise payable hereunder, within the five (5) year period prior to the date of Tenant’s Petition, which amount shall be payable in advance in equal monthly installments.
               (d) The obligations imposed upon the Trustee or Debtor-in-Possession shall continue with respect to Tenant or any assignee of this Lease after the completion of bankruptcy proceedings.
          (4) The assumption of this Lease will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound relating to the Property.
          (5) Tenant as Debtor-in-Possession or its Trustee shall provide Landlord at least forty-five (45) days’ prior written notice of any proceeding concerning the assumption of this Lease.
          (6) For purposes of this Section 20.B., Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum “adequate assurance” shall mean:
               (1) The Trustee or the Debtor-in-Possession has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Debtor-in-Possession will have sufficient funds to fulfill the obligations of Tenant under this Lease.
               (2) The Bankruptcy Court shall have entered an order segregating sufficient cash payable to Landlord, and/or the Trustee or Debtor-in-Possession shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Tenant, the Trustee or Debtor-in-Possession, acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Debtor-in-Possession, to cure the monetary and/or non-monetary defaults under this Lease within the time periods set forth above.
     C. In the event that this Lease is assumed by a Trustee appointed for Tenant or by Tenant as Debtor-in-Possession, under the provisions of Section 20.B. hereof, and thereafter Tenant is liquidated or files a subsequent Tenant’s Petition for reorganization or adjustment of debts under Chapter 11 or 13 of the Bankruptcy Code, then, and in either of such events, Landlord may, at its option, terminate this Lease and all rights of Tenant hereunder, by giving Tenant written notice of its election to so terminate, within thirty (30) days after the occurrence of either of such events.
     D. If the Trustee or Debtor-in-Possession has assumed this Lease pursuant to the terms and provisions of Sections 20.A and 20.B hereof, for the purpose of assigning (or elects to assign) Tenant’s interest under this Lease or the estate created thereby, to any other person, such interest or estate may be so assigned only if Landlord shall acknowledge in writing that the intended assignee has provided adequate assurance as defined in this Section 20.D. of future performance of all of the terms, covenants and conditions of this Lease to be performed by Tenant.
          For purposes of this Section 20.D., Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum “adequate assurance of future performance” shall mean that each of the following conditions have been satisfied, and Landlord has so acknowledged in writing:
          (a) The assignee has submitted a current financial statement audited by a certified public accountant which shows a net worth and working capital in amounts determined to be sufficient by Landlord to assure the future performance by such assignee of Tenant’s obligations under this Lease;
          (b) The assignee, if requested by Landlord, shall have obtained guarantees in form and substance satisfactory to Landlord from one or more persons who satisfy Landlord’s standards of creditworthiness; and
          (c) Landlord has obtained all consents or waivers from any third party required under any lease, mortgage, financing arrangement or other agreement by which Landlord is bound to permit Landlord to consent to such assignment.
     E. When, pursuant to the Bankruptcy Code, the Trustee or Debtor-in-Possession shall be obligated to pay reasonable use and occupancy charges for the use of the Premises or any portion thereof, such charges shall not be less than the minimum rent as defined in this Lease and other monetary obligations of Tenant for the payment of Operating Costs, Taxes, insurance and similar charges.
     F. Neither Tenant’s interest in this Lease, nor any lesser interest of Tenant herein, nor any estate of Tenant hereby created, shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, or otherwise by operation of law, unless Landlord shall consent to such transfer in writing. No acceptance by Landlord of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to have waived, nor shall it waive the need to obtain Landlord’s consent, or Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent.
     G. In the event the estate of Tenant created hereby shall be taken in execution or by the process of law, or if Tenant or any guarantor of Tenant’s obligations shall be adjudicated insolvent pursuant to the provisions of any present or future insolvency law under state law, or if any proceedings are filed by or against such guarantor under the Bankruptcy Code, or any similar provisions of any future federal bankruptcy law, or if a custodian, receiver or Trustee of the property of Tenant or such guarantor shall be appointed under state law by reason of Tenant’s or such guarantor’s insolvency or inability to pay its debts as they become due or otherwise, or if any assignment shall be made of Tenant’s or such guarantor’s property for the benefit of creditors under state law; then and in any such event Landlord may, at its option, terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of the election to so terminate within thirty (30) days after the occurrence of such event.
21.
DEFAULT
     A. The occurrence of any one or more of the following events will constitute an event of default on the part of Tenant:
          (i) Tenant fails to pay within ten (10) days after the due date therefor any installment of rent (whether Base Rent or Additional Rent) or any other sum required to be paid hereunder, or any part thereof, or
          (ii) Tenant defaults in the prompt and full performance of any other (i.e. other than payment of rent or any other sum) covenant, agreement or condition of this Lease and such other default continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant (unless such other default involves a hazardous condition, in which event it shall be cured forthwith), provided however in the event such default cannot be cured within a period of thirty (30) days and Tenant is diligently attempting to cure such default, the time period to cure same shall be reasonably extended but in no event for a period of more than ninety (90) days, or such longer period as Tenant is prevented or delayed from curing such default by reason of any outside cause whatsoever beyond the reasonable control of Tenant, including but not limited to riots, civil disturbances, acts of God or terrorism, energy shortages, inclement weather (including rain), undue governmental delays (including without limitation delays in issuing permits), governmental preemption in connection with a national emergency or by reason of any rule, order, or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency provided that Landlord is notified by Tenant in writing as to such delay and furnished any evidence thereof reasonably requested by Landlord, or
          (iii) The leasehold interest of Tenant is levied upon under execution or attached by process of law, or Tenant abandons the Premises, or
          (iv) A voluntary bankruptcy or insolvency of Tenant, or an involuntary bankruptcy or insolvency of Tenant that is not dismissed within ninety (90) days after filing, or
          (v) Tenant fails at any time to maintain the minimum Tangible Net Worth required to be maintained by Tenant pursuant to the provisions set forth in the Lease Schedule and does not effectuate a Permitted Cure within thirty (30) days after the earlier of the date Tenant gives Landlord the Required Decreased Net Worth Notice or the date Landlord gives Tenant written notice of such failure, or
          (vi) Tenant fails to deliver to Landlord any audited financial statement when and as required pursuant to the provisions set forth in the Lease Schedule and such failure is not cured within thirty (30) days after written notice thereof from Landlord to Tenant, or
          (viii) Tenant makes a distribution or declares and/or pays a dividend in violation of the provisions set forth in the Lease Schedule, or
          (ix) The Letter of Credit (as hereinafter defined) held by Landlord is not renewed or extended at least thirty (30) days prior to the expiration date thereof (provided that the Letter of Credit shall not be required to be renewed or extended for a period beyond the LC Expiration Date (as hereinafter defined)).
     B. Upon the occurrence and during the continuance (as defined below) of an event of default under this Lease by Tenant, Landlord may, without prejudice to any other rights and remedies available to a landlord at law, in equity or by statute, exercise one or more of the following remedies, all of which shall be construed and held to be cumulative and non-exclusive: (a) Terminate this Lease and re-enter and take possession of the Premises, in which event, Landlord is authorized to make such repairs, redecorating, refurbishments or improvements to the Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purposes of reletting the Premises and the costs and expenses incurred in respect of such repairs, redecorating and refurbishments and the expenses of such reletting (including brokerage commissions) shall be paid by Tenant to Landlord within twenty (20) days after receipt of Landlord’s statement; or (b) Without terminating this Lease, re-enter and take possession of the Premises; or (c) Without such re-entry, recover possession of the Premises in the manner prescribed by any statute relating to summary process, and any demand for rent, re-entry for condition broken, and any and all notices to quit, or other formalities of any nature to which Tenant may be entitled, are hereby specifically waived to the extent permitted by law; or (d) Without terminating this Lease, Landlord may relet the Premises as Landlord may see fit without thereby voiding or terminating this Lease, and for the purposes of such reletting, Landlord is authorized to make such repairs, redecorating, refurbishments or improvements to the Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, redecorating and refurbishments and expenses of such reletting (including brokerage commissions) and the collection of rent accruing therefrom) each month to equal the Base Rent and Additional Rent payable hereunder, then Tenant shall pay such deficiency each month within ten (10) days after receipt of Landlord’s statement; provided, however, Landlord may first lease Landlord’s other available space and shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant with respect to any such reletting; or (e) Landlord may declare immediately due and payable all the remaining installments of Base Rent and Additional Rent, and such amount, less the fair rental value of the Premises for the remainder of the Term, discounted to present value, shall be paid by Tenant within twenty (20) days after receipt of Landlord’s statement. Present value, as used in the immediately preceding sentence, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank situated nearest to the location of the Building at the time of award plus one (1) percentage point. Landlord shall not by re-entry or any other act, be deemed to have terminated this Lease, or the liability of Tenant for the total Base Rent and Additional Rent reserved hereunder or for any installment thereof then due or thereafter accruing, or for damages, unless Landlord notifies Tenant in writing that Landlord has so elected to terminate this Lease. After the occurrence of an event of default, the acceptance of Base Rent or Additional Rent, or the failure to re-enter by Landlord shall not be deemed to be a waiver of Landlord’s right to thereafter terminate this Lease and exercise any other rights and remedies available to it, and Landlord may re-enter and take possession of the Premises as if no Base Rent or Additional Rent had been accepted after the occurrence of an event of default. Upon an event of default, Tenant shall also pay to Landlord all actual out-of- pocket costs and expenses incurred by Landlord, including court costs and reasonable attorneys’ fees, in retaking or otherwise obtaining possession of the Premises, removing and storing all equipment, fixtures and personal property on the Premises and otherwise enforcing any of Landlord’s rights, remedies or recourses arising as a result of an event of default. All of the remedies granted to Landlord in this Lease in the event Tenant commits an event of default are in addition to all other rights or remedies available to a landlord at law, in equity or by statute, including, without limitation, the right to seize and sell all goods, equipment and personal property of Tenant located in the Premises and apply the proceeds thereof to all due and unpaid Base Rent, Additional Rent and other amounts owing under this Lease. All rights, options and remedies available to Landlord shall be construed and held to be cumulative, and no one of them shall be exclusive of the other. Upon the occurrence of an event of default (which, by definition, shall mean any such default under this Lease has continued beyond the expiration of any applicable notice and cure period), and during the continuance of an event of default (which, by definition, shall mean that the event of default shall not have been cured and Landlord shall not yet have exercised any of its remedies provided herein for such event of default, Tenant acknowledging that if Landlord exercises any of its remedies provided for herein, Tenant shall thereafter have no right to cure such event of default unless Landlord elects to accept any such proposed cure in its sole and absolute discretion), all rights, privileges and contingencies which may be exercised by Tenant under this Lease, including, without limitation, options to renew, extend and expand, as well as relocation rights, contraction rights and any other rights which may be exercised by Tenant during the Term, shall be void and of no further force or effect.
     C. During the continuance of an event of default (as defined in the preceding paragraph), Tenant hereby waives all claims for damages which may be caused by the re-entry of Landlord and taking possession of the Premises or removing or storing the furniture and property as herein provided, and will save Landlord harmless for, from and against any liability, loss, costs, or damages occasioned Landlord thereby, and no such re-entry shall be considered or construed to be a forcible entry.
     D. Nothing herein contained shall limit or prejudice the right of Landlord to provide for and obtain as damages by reason of any such termination of this Lease or of possession an amount equal to the maximum allowed by any statute or rule of law in effect at the time when such termination takes place, whether or not such amount be greater, equal to or less than the amounts of damages which Landlord may elect to receive as set forth above.
     E. In addition to the late charge described in Section 5.B. above, if any installment of Base Rent or Additional Rent is not paid promptly when due, it shall bear interest at the lesser of the rate of twelve percent (12%) per annum or the maximum rate (if any) permitted by applicable law; provided, however, this provision shall not relieve Tenant from any default in the making of any payment at the time and in the manner required by this Lease.
     F. As reflected in the Lease Schedule, as an inducement to Tenant entering into this Lease, Landlord has agreed to abate Base Rent during the first six (6) months of the Term (the “Rent Abatement”). If this Rent Abatement had not been given, Tenant would be responsible for paying Landlord the additional amount of $245,393.22 during the first six (6) months (approximately $40,898.87 per month) of the Term (calculated on the basis of an additional $11.95 per r.s.f. per annum of that amount otherwise being charged). Landlord’s agreement to provide the Rent Abatement to Tenant is expressly conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon an event of default, the Rent Abatement shall automatically be deemed deleted from this Lease and of no further force and effect, and the entire amount of the Rent Abatement (i.e., $245,393.22, plus applicable rental tax) shall be immediately due and payable by Tenant to Landlord. The acceptance by Landlord of any payment or cure of the default which initiated the operation of this paragraph shall not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance.
     G. In the event of a breach, default or noncompliance hereunder by Landlord, Tenant agrees, before exercising any right or remedy available to it under this Lease or at Law, to give Landlord written notice of the claimed breach, default or noncompliance. If prior to its giving such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of a lender, mortgagee or trustee which has furnished financing that is secured by a Mortgage, or of a ground lessor, concurrently with giving the notice to Landlord, Tenant agrees to also give notice by registered mail to such lender, mortgagee, trustee and/or ground lessor. For the thirty (30) days following such notice (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be remedied within thirty (30) days), Landlord shall have the right to cure the breach, default or noncompliance involved. If Landlord has failed to cure a default within said period, any such lender, mortgagee, trustee and/or ground lessor shall have an additional thirty (30) days within which to cure the same or, if such default cannot be cured within that period, such additional time as may be necessary if within such thirty (30) day period said lender, mortgagee, trustee and/or ground lessor has commenced and is diligently pursuing the actions or remedies necessary to cure the breach, default or noncompliance involved (including, but not limited to, commencement and prosecution of proceedings to foreclose or otherwise exercise its rights under its Mortgage or other security instrument or ground lease, if necessary to effect such cure), in which event Tenant shall not be entitled to exercise any right or remedy available to it under this Lease or at Law so long as such actions or remedies are being diligently pursued by said lender, mortgagee, trustee and/or ground lessor. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and Tenant’s remedies shall be limited to an injunction and/or actual damages caused by Landlord’s default. Further, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Base Rent or Additional Rent, and Tenant hereby expressly waives the benefit of any Law to the contrary. If Tenant fails to give notice to Landlord and any lender, mortgagee, trustee and/or ground lessor of a default within twelve (12) months of the occurrence of the events pursuant to which the default arises or would occur with notice as provided above, thereafter Tenant shall have no right to deem the same a default hereunder.

22.
RULES AND REGULATIONS
     The rules and regulations attached hereto and marked Appendix “C”, as well as such reasonable rules and regulations as may be hereafter adopted by Landlord for the safety, care and cleanliness of the Premises and the preservation of good order thereon, are hereby expressly made a part hereof, and Tenant agrees to obey all such rules and regulations. The violation of any such rules and regulations by Tenant, which continues beyond the expiration of any applicable notice and cure period, shall be deemed a default under this Lease by Tenant, affording Landlord all those remedies set out in this Lease. Landlord agrees that all rules and regulations shall be uniformly enforced. In addition to all other liabilities for breach of any covenants of Appendix “C”, Tenant shall pay to Landlord all damages caused by such breach and shall also pay to Landlord as Additional Rent an amount equal to any increase in insurance premiums caused by such breach. Any violation of Appendix “C” may be restrained by injunction. Landlord shall have the right to make such reasonable rules and regulations as Landlord or its Management Agent may from time to time adopt on such reasonable notice to be given as Landlord may elect. In the event a conflict between rules and this Lease occurs, this Lease shall control, provided, however, that the lack of a provision in this Lease covering the subject matter of the rule or regulation shall not be deemed a “conflict” for purposes of this sentence. Except for Landlord’s agreement to uniformly enforce all rules and regulations, nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce provisions of Appendix “C” or any rules and regulations hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant in the development of which the Building is a part, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.
23.
NON REAL ESTATE TAXES
     During the Term hereof, Tenant shall pay prior to delinquency all taxes assessed against and levied upon fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises, and Tenant shall cause said fixtures, furnishing, equipment and other personal property to be assessed and billed separately from the real property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment and other personal property shall be assessed and taxed with Landlord’s real property, Tenant shall pay to Landlord its share of such taxes within twenty (20) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.
24.
WAIVER OF LIEN
     Landlord waives any statutory or possessory lien now or in the future existing or arising in favor of Landlord, including, without limitation, rights of levy or distraint for rent, against Tenant’s personal property situated on the Premises.
25.
EMINENT DOMAIN
     If the Building, or a substantial part thereof, shall be lawfully taken or condemned or conveyed in lieu thereof (or conveyed under threat of such taking or condemnation), for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the date of the taking of possession by the condemning authority and without apportionment of the award. Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award and specifically agrees that any such award shall be the entire property of Landlord in which Tenant shall not be entitled to share. Tenant further waives any right to challenge the right of the condemning authority to proceed with such taking. Rent shall be apportioned as of the date of such termination. If any part of the Building not constituting a substantial part thereof, shall be so taken or condemned (or conveyed under threat of such taking or condemnation), or if the grade of any street adjacent to the Building is changed by any competent authority and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building, Landlord shall have the right to cancel this Lease upon not less than ninety (90) days’ notice prior to the date of cancellation designated in the notice. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation, and Tenant shall have no right to share in any condemnation award or in any judgment for damages or in any proceeds of any sale made under any threat of condemnation or taking, In the event of such condemnation proceedings, Tenant shall have the right to separately pursue its own award for the taking of any of Tenant’s personal property, the interruption of Tenant’s business and relocation expenses.
26.
SUBORDINATION
     A. Landlord has heretofore and may hereafter from time to time execute and deliver mortgages or trust deeds in the nature of a mortgage, both referred to herein as “Mortgages” against the land and Building, or any interest therein. This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Property, and all other encumbrances and matters of public record now or hereafter applicable to the Property. Any mortgagee or trustee under any Mortgage may elect to make this Lease prior to the lien of its Mortgage by written notice to Tenant, and if the mortgagee or trustee under any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage. Except as expressly provided to the contrary herein, the provisions of this Section shall be self-operative; however, if requested by the mortgagee or trustee under any Mortgage, Tenant will promptly execute and deliver such agreement or agreements as may be reasonably required by such mortgagee or trustee under any Mortgage whereby Tenant agrees to subordinate its interest in this Lease to said Mortgages, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, modifications and extensions thereof, provided however that any such subordination shall provide that so long as Tenant is not in default hereunder beyond any applicable notice and cure periods, its tenancy shall not be disturbed.
     B. It is further agreed that (i) if any Mortgage shall be foreclosed (a) the liability of the mortgagee or trustee thereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is the owner of the Building and such liability shall not continue or survive after further transfer of ownership, except for matters which arose or accrued during the period of time in which they were the owner of the Building; and (b) upon request of the mortgagee or trustee, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any Mortgage provided that the Letter of Credit is transferred to such purchaser and Tenant is given evidence of such transfer, and Tenant will execute such instruments as may be necessary or appropriate to evidence such attornment; and (ii) this Lease may not be modified or amended so as to reduce the rent or shorten the term provided hereunder, or so as to adversely affect in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered without the prior written consent, in each instance of the mortgagee or trustee under any Mortgage. Tenant hereby waives the provisions of any Laws (now or hereafter adopted) which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder if foreclosure or power of sale proceedings are initiated, prosecuted or completed. It is understood that Tenant’s tenancy shall not be disturbed so long as Tenant is not in default under this Lease beyond any applicable notice and cure periods.
     C. No mortgagee and no person acquiring title to the Premises by reason of foreclosure of any Mortgage or by conveyance in lieu of foreclosure shall have any obligation or liability to Tenant on account of any security deposit unless such mortgagee or title holder shall receive such security deposit in cash. Landlord covenants to collaterally assign the Letter of Credit to any mortgagee of Landlord so that, upon a foreclosure or conveyance in lieu of foreclosure, the person acquiring title to the Premises shall become the holder of the Letter of Credit.
     D. Notwithstanding anything to the contrary set forth herein, Landlord shall use commercially reasonable efforts (at no cost to Landlord) to cause the holder of the existing Mortgage which is superior to this Lease to deliver to Tenant, for execution by the parties, its customary non-disturbance and attornment agreement for the benefit of Tenant, in the form currently being used by the holder of the existing Mortgage, which efforts shall consist only of Landlord making written request for such agreement on behalf of Tenant. Tenant shall cooperate in all respects with Landlord’s efforts, provide all information reasonably required by the holder of the existing Mortgage and pay all fees and expenses in connection with the processing, reviewing, negotiating and/or documenting of such agreement. Landlord shall not be required to institute any legal action or proceeding in order to obtain such agreement and it shall not be a default by Landlord or a defense to the enforceability of this Lease in favor of Tenant if Landlord is unable to obtain delivery of such an agreement to Tenant.
     E. Notwithstanding anything to the contrary set forth herein, any subordination of this Lease to any future Mortgage shall be conditioned upon Landlord (at no cost to Landlord) obtaining from the holder of such future Mortgage its customary subordination, non-disturbance and attornment agreement, in the form then being used by the holder of such Mortgage. Landlord’s obligations under this Section 26.E. shall be satisfied by Landlord making written request for such agreement on behalf of Tenant. Tenant shall cooperate in all respects with Landlord’s efforts and shall provide all information reasonably required by the holder of such Mortgage in connection with the processing, reviewing, negotiating and/or documenting of such agreement. Landlord shall not be required to institute any legal action or proceeding in order to obtain such agreement and it shall not be a default by Landlord or a defense to the enforceability of this Lease in favor of Tenant if Landlord is unable to obtain delivery of such an agreement to Tenant (however, in such event, this Lease shall not be subordinated to such Mortgage).
27.
WAIVER
     The waiver of Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant, or condition herein contained. The acceptance of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease, unless the amount accepted is sufficient to cure such breach. No acceptance of a lesser amount of rent shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of rent, or of the performance of any other term or provision from, or providing directory listings or services for, any person or entity other than Tenant shall not constitute a waiver of Landlord’s right to approve any transfer. No delivery to, or acceptance by, Landlord or its agents or employees of keys, nor any other act or omission of Tenant or Landlord or their agents or employees, shall be deemed a surrender, or acceptance of a surrender, of the Premises or a termination of this Lease, unless stated expressly in writing by Landlord. It is understood and agreed that the remedies herein given to Landlord shall be cumulative, and the exercise of any one remedy by Landlord shall not be to the exclusion of any other remedy. It is also agreed that after the service of notice or the commencement of a suit or judgment for possession of the Premises, Landlord may collect and receive any monies due, and the payment of said monies shall not waive or affect said notice, suit or judgment, unless (a) the payment is sufficient to cure the default and (b) the payment is either (i) received by Landlord prior to the expiration of any applicable cure period, or (ii) otherwise accepted by Landlord, in its sole discretion, as a cure after the expiration of the applicable cure period.
28.
INABILITY TO PERFORM
     This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall not be affected, impaired or excused, nor shall Landlord at any time be deemed to be in default hereunder because Landlord is unable to fulfill any of its obligations under this Lease or to supply or is delayed in supplying any service expressly or by implication to be supplied or is unable to make, or is delayed in making any tenant improvement, repair, additions, alterations, or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if, in each case, Landlord is prevented or delayed from so doing by reason of strike or labor troubles or any outside cause whatsoever beyond the reasonable control of Landlord, including but not limited to riots, civil disturbances, acts of God or terrorism, energy shortages, inclement weather (including rain), undue governmental delays (including without limitation delays in issuing permits), governmental preemption in connection with a national emergency or by reason of any rule, order, or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.
29.
SUBROGATION
     The parties hereto agree to use good faith efforts to have any and all fire, extended coverage or any and all material damage insurance which may be carried endorsed with a subrogation clause substantially as follows: “This insurance shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for loss occurring to the property described herein”; and each party hereto waives all claims for recovery from the other party for any loss or damage (whether or not such loss or damage is caused by negligence of the other party and notwithstanding any provision or provisions contained in this Lease to the contrary) to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance, subject to the limitation that this waiver shall apply only when it is permitted by the applicable policy of insurance.
30.
SALE BY LANDLORD
     In the event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability under any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease; provided that, Landlord shall remain liable for matters which arose or accrued during the period of time in which it was the owner of the Building. If any Letter of Credit is then being held by Landlord hereunder, Landlord shall transfer such Letter of Credit to such successor in interest of Landlord and thereupon Landlord shall be released from any further obligations with respect to the Letter of Credit. This Lease shall not be affected by any such sale, and Tenant agrees to attorn to the purchaser or assignee.
31.
RIGHTS OF LANDLORD TO PERFORM
     All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for twenty (20) days after notice thereof by Landlord (except in cases of emergency, no notice shall be required), Landlord may, but shall not be obligated so to do, and without waiving or release Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as in this Lease provided. All sums so paid by Landlord and all necessary incidental costs together with interest thereon at the rate of twelve percent (12%) per annum, computed from the date of such payment by Landlord shall be payable to Landlord on demand and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of rent.
32.
ATTORNEYS’ FEES
     In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease, or any right of either party hereto, the unsuccessful party of such litigation shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred therein. In addition, Landlord shall be entitled to all reasonable attorneys’ fees and all other costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced, and such fees and costs shall constitute Additional Rent under this Lease and shall be due and payable with Tenant’s succeeding installment of Base Rent. Moreover, if either party, without fault is made a party to any litigation instituted by or against the other party, the other party shall indemnify such party without fault against and save it harmless for, from and against all costs and expenses, including reasonable attorneys’ fees incurred by it in connection therewith.
33.
ESTOPPEL CERTIFICATE
     Tenant shall at any time and from time to time within ten (10) days after written notice from Landlord (but not more than twice in any twelve (12) month period unless the same has been requested by any investor or mortgagee of Landlord or by any prospective lender or any prospective purchaser of the Building), execute, acknowledge and deliver to Landlord a statement in writing provided by Landlord, certifying (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (ii) the date to which the rental and other charges are paid, (iii) that Tenant has procured the Letter of Credit, that the Letter of Credit continues in effect and has not expired, and that Tenant has delivered the Letter of Credit to Landlord, (iv) the Commencement Date and the scheduled Expiration Date of the Term, (v) the rights (if any) of Tenant to extend or renew this Lease or to expand the Premises, (vi) the amount of Base Rent, Additional Rent and other charges currently payable under this Lease, the Expense Stop for Taxes and Operating Costs, (vii) that to the-best of Tenant’s actual knowledge there are no defaults existing under the Lease by Tenant and no circumstances currently existing that would constitute a default solely upon the service of notice or the passage of time, and there is no existing basis for Landlord to exercise any remedies available to it by virtue of a default by Tenant (or if there are such defaults, circumstances or basis, stating the nature thereof), (viii) the usable square footage and rentable square footage of the Premises as set forth in the Lease, (ix) that the Tenant Improvement Allowance to be paid by Landlord to Tenant under this Lease as set forth below in Article 34 has been fully satisfied, or if not satisfied, stating the amount still claimed to be due, (x) that to the best of Tenant’s actual knowledge there are no defaults existing under the Lease by Landlord and no circumstances currently existing that would constitute a default solely upon the service of notice or the passage of time, and there is no existing basis for Tenant to exercise any remedies available to it by virtue of a default by Landlord (or if there are such defaults, circumstances or basis, stating the nature thereof), (xi) that there are currently no valid defenses, counterclaims, offsets, credits, deductions in rent or claims against the enforcement of any of the agreements, terms or conditions of the Lease (or if there are such defenses, counterclaims, offsets, credits, deductions in rent or claims, stating the nature thereof), (xii) whether Tenant has accepted and is now in full possession of the Premises and is paying full rental under the Lease or, if Tenant is not in full possession, whether Tenant has assigned the Lease, sublet all or any portion of the Premises, or otherwise transferred any interest in the Lease or the Premises, (xiii) that there are currently no bankruptcy or reorganization actions, whether voluntary or involuntary, pending against Tenant under the Bankruptcy Laws of the United States or any state thereof, (xiv) that the person signing the statement on behalf of Tenant is a duly authorized officer or agent of Tenant, and (xv) any other reasonable factual information reasonably requested by Landlord. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within said ten (10)-day period, where such failure continues for five (5) days after a second written notice from Landlord, at the option of Landlord, shall be an event of default by Tenant under this Lease, and/or be conclusive upon Tenant that all of the information set forth in the statement delivered to Tenant is true and correct, without exception. Landlord agrees to provide to Tenant similar statements signed by Landlord within ten (10) days after receipt of Tenant’s request (but not more than twice in any twelve (12) month period unless the same has been requested by any prospective investor, purchaser, mortgagee, assignee or sublessee of Tenant).
34.
PREPARATION
     Landlord shall provide an allowance not to exceed the amount of the Tenant Improvement Allowance set forth in the Lease Schedule for Tenant to use for costs and expenses incurred by Tenant to improve the Premises and prepare the Premises for the operation of Tenant’s business therein (collectively, the “Initial Alterations”). Tenant shall complete any and all such Initial Alterations in the Premises pursuant to the applicable provisions of this Lease pertaining to any Alterations to be completed by Tenant for the Premises, including, without limitation the provisions of Article 13 and Appendix “B”. Provided Tenant is not then in default under this Lease, Landlord shall disburse the Tenant Improvement Allowance within thirty (30) days after receipt of Tenant’s written request for reimbursement, provided that Tenant has (a) obtained the written approval of Landlord for the Initial Alterations, to the extent required under this Lease, (b) obtained any necessary governmental or quasi-governmental approvals for the Initial Alterations, and (c) furnished Landlord with copies of all (i) applications for payment, (ii) preliminary 20-day notices, (iii) completion affidavits or other appropriate documents evidencing completion, (iv) full and final waivers of lien from Tenant’s general contractor and all subcontractors and material suppliers furnishing services or materials to the Premises, (v) receipted bills covering all labor and materials expended and used, and (vi) as-built plans of the Initial Alterations. All costs and expenses of the Initial Alterations in excess of the Tenant Improvement Allowance shall be borne by Tenant. The Tenant Improvement Allowance being furnished herein is a one-time allowance only and Tenant shall be solely responsible for all costs of any future Alterations to the Premises which may be permitted or required under this Lease or which Landlord may otherwise authorize in writing. In the event the Tenant Improvement Allowance is not fully utilized by December 31, 2007, upon Tenant’s written request and provided Tenant is not at the time of such request then in breach or default of any of the terms and provisions of this Lease, Landlord shall promptly pay to Tenant such unused portion of the Tenant Improvement Allowance, not to exceed the total amount of fifty percent (50%) of the Tenant Improvement Allowance (i.e., the refund from Landlord to Tenant shall not exceed the sum of $41,070.00). Any portion of the Tenant Improvement Allowance not fully utilized (or otherwise requested as a refund as set forth in the immediately preceding sentence) by December 31, 2007, shall be deemed waived and Tenant shall have no further claim thereto.
35.
NOTICE
     Any notice or other communication from Landlord to Tenant or from Tenant to Landlord shall be in writing and shall be served personally, by mail, by overnight delivery, or by facsimile transmission. Any notices or other communications from Landlord to Tenant may be given by Landlord’s attorney, the Management Agent or another agent of Landlord. If served by mail, notice shall be deemed served on the third day after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to Tenant at the addresses set forth for service of notice in the Lease Schedule or to Landlord at the place from time to time established for the payment of rent and a copy thereof shall until further notice, be served personally or by registered or certified mail to Landlord at the addresses set forth for service of notice in the Lease Schedule or at such other address as Landlord may from time to time designate by notice hereunder. Unless otherwise stated, notice shall be effective upon delivery.
36.
LETTER OF CREDIT
     A. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all its obligations under this Lease after taking into account any applicable notice and cure period and for all losses and damages suffered by Landlord as a result of any breach or default by Tenant under this Lease which continues beyond the expiration of any applicable notice and cure period, an irrevocable and unconditional negotiable clean standby letter of credit (the “Letter of Credit”), in form and substance acceptable to Landlord in its sole discretion, containing the terms required herein, payable in the City of Phoenix, Arizona, the City of Atlanta, Georgia, the City of Chicago, Illinois, or the City of Scranton, Pennsylvania, running in favor of Landlord and issued by (1) the Bank of America, N.A., located in Scranton, Pennsylvania, (2) a solvent, nationally recognized bank with a long term rating of AAA or higher, under the provision of the Superintendent of Banks (or equivalent authority) of the State of Arizona, Georgia, or Illinois, or (3) another national banking association, with offices in the City of Phoenix, Arizona, the City of Atlanta, Georgia, or the City of Chicago, Illinois, in the Letter of Credit Amount set forth on the Lease Schedule. Prior to Tenant’s execution of this Lease, Tenant shall provide to Landlord, for Landlord’s approval, a draft of the proposed form of the Letter of Credit. After Landlord approves the draft, Tenant shall provide to Landlord the original Letter of Credit concurrently with Tenant’s execution of this Lease. The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through automatic renewal or extension, for the period from the Commencement Date and continuing until the LC Expiration Date (as defined below), and, if the Letter of Credit then held by Landlord is scheduled to expire prior to the LC Expiration Date, Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same [the “Bank”]) shall be acceptable to Landlord, in Landlord’s sole discretion. If any of the following shall have occurred or be applicable, Landlord, or its then managing agent or legal counsel, shall have the right to draw upon the Letter of Credit, in part or in whole, as needed to cure such event of default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained from such event of default: (1) such amount is due to Landlord under the terms and conditions of this Lease (and all applicable notice and cure periods have expired), or (2) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy

Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code and such petition is not dismissed within ninety (90) days after filing, or (4) Landlord has not received from Tenant a new Letter of Credit or certificate of renewal or extension at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, or (5) Tenant has failed to provide an annual audited financial statement as and when required pursuant to the provisions set forth in the Lease Schedule and such failure is not cured within thirty (30) days after written notice thereof from Landlord to Tenant, or (6) Tenant’s Tangible Net Worth has decreased below the Required Level set forth in the Lease Schedule and Tenant does not effectuate a Permitted Cure within thirty (30) days after the earlier of the date Tenant gives Landlord the Required Decreased Net Worth Notice or the date Landlord gives Tenant written notice of such breach. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s rights to draw upon the Letter of Credit. Within thirty (30) days after the expiration or earlier termination of this Lease, or any earlier LC Expiration Date, and provided Tenant has fully complied with all of its obligations under this Lease, Landlord shall promptly return the Letter of Credit to Tenant. The “LC Expiration Date” shall mean (a) June 1, 2011, or (b) such earlier date upon which Tenant achieves a Tangible Net Worth of not less than Twenty-Five Million Dollars ($25,000,000.00) and furnishes Landlord with an audited financial statement, prepared in accordance with GAAP, establishing and confirming such Tangible Net Worth of Tenant, provided that Tenant is not then in breach or default under any provision of this Lease, in which case the Letter of Credit must continue to be maintained in full force and effect notwithstanding Tenant’s achievement of said Tangible Net Worth requirement until the breach or default is cured.
     B. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time upon notice to Tenant but without first obtaining Tenant’s consent thereto, transfer (one or more times) all (but not part) of its interest in and to the Letter of Credit to Landlord’s lender or purchaser in connection with a sale, transfer or financing of Landlord’s interest in the Building; provided, however, if such transfer of Landlord’s interest in and to the Letter of Credit is made in connection with a financing, such transfer may be made separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit in whole (but not in part), to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be reasonably necessary to effectuate such transfer, and Tenant shall be responsible for paying any transfer and processing fees charged by the Bank in connection therewith that are in excess of $500.00 and, if Landlord advances any such excess fees (without having any obligation to do so), Tenant shall reimburse Landlord for all such excess fees as Additional Rent within ten (10) days after Landlord’s written request therefor.
     C. If, as a result of any drawing by Landlord on the Letter of Credit (other than a drawing as a result of an Uncured Material Net Worth Default [as defined below], in which event Landlord may draw the entire amount of the Letter of Credit one time only and Tenant shall not thereafter be required to replenish the Letter of Credit), the amount of the Letter of Credit shall be less than the Letter of Credit Amount or the Revised Letter of Credit Amount, as applicable, Tenant shall, within twenty (20) days after notice thereof from Landlord, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 36, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Article 21 above, the same shall constitute an event of default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty [30] days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 36, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article 36, and the proceeds of the Letter of Credit may be applied by Landlord against any Base Rent, Additional Rent and other charges payable by Tenant under this Lease that are not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any event of default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord (subject to the following sentence) and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Base Rent, Additional Rent and other charges payable by Tenant under this Lease that were not paid when due or used to pay for any losses and/or damages suffered by Landlord as a result of any event of default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.
     D. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit in accordance with the terms and conditions of this Lease. Upon the occurrence of an event of default on the part of Tenant under this Lease or if a voluntary petition is filed by Tenant, or involuntary petition is filed against Tenant by any of Tenant’s creditors and such petition is not dismissed within ninety (90) days after filing, under the Bankruptcy Code, or if Tenant has failed to provide an annual audited financial statement as and when required pursuant to the provisions set forth in the Lease Schedule and such failure is not cured within thirty (30) days after written notice thereof from Landlord to Tenant, or if Tenant’s Tangible Net Worth has decreased below the Required Level set forth in the Lease Schedule and Tenant does not effectuate a Permitted Cure within thirty (30) days after the earlier of the date Tenant gives Landlord the Required Decreased Net Worth Notice or the date Landlord gives Tenant written notice of such breach, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, as needed to cure such event of default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained from such event of default. If for any reason the Letter of Credit does not permit partial draws, Landlord shall have the right to make a full draw on the Letter of Credit, notwithstanding that the full amount may not be required to cure any event of default by Tenant. Any unused proceeds shall constitute the property of Landlord, subject to Tenant’s rights under Section 36.C. In order to draw upon the Letter of Credit, Landlord shall submit a statement, signed by Landlord or Landlord’s managing agent or legal counsel, bearing the clause “Drawn under [name of Bank] Letter of Credit No.                    ”, which statement shall be accompanied by the original Letter of Credit. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof (except as provided in Section 36.C), and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
     E. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that if (a) Tenant has failed to provide an annual audited financial statement as and when required pursuant to the provisions set forth in the Lease Schedule and such failure is not cured within thirty (30) days after written notice thereof from Landlord to Tenant satisfying the provisions of the last sentence of this Section 36.E., or (b) Tenant’s Tangible Net Worth has decreased below $4,400,000.00 and Tenant does not effectuate a Permitted Cure within thirty (30) days after the earlier of the date Tenant gives Landlord the Required Decreased Net Worth Notice or Landlord gives Tenant written notice of such breach satisfying the provisions of the last sentence of this Section 36.E. (each of (a) and (b) an “Uncured Material Net Worth Default”), Landlord may, but without obligation to do so, draw the full amount of the Letter of Credit. If such draw is made, Landlord shall be entitled to retain all the proceeds of the Letter of Credit as liquidated damages and not as a penalty, in full satisfaction of its claim against Tenant for an Uncured Material Net Worth Default. Landlord and Tenant agree that Landlord’s damages resulting from an Uncured Material Net Worth Default are difficult, if not impossible, to determine and the full amount of the Letter of Credit is a fair and reasonable estimate of those damages which have been agreed to in an effort to cause the amount of such damages to be certain. Any notice given by Landlord pursuant to this Section 36.E. must state the following displayed in bold, all-capitalized text having a font size not less than 12 point type: “PLEASE BE ADVISED THAT YOUR FAILURE TO CURE THE DEFAULT SPECIFIED HEREIN WITHIN THIRTY (30) DAYS AFTER THE GIVING OF THIS NOTICE SHALL ENTITLE US TO DRAW THE FULL AMOUNT OF YOUR LETTER OF CREDIT AND RETAIN THE PROCEEDS THEREOF AS LIQUIDATED DAMAGES.”
     F. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit”. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and any and all laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of any Security Deposit Laws, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that

Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 36 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omissions of Tenant, including any damages Landlord suffers following termination of this Lease.
37.
RIGHTS RESERVED
     Landlord reserves the following rights, exercisable without notice and, so long as Landlord uses reasonable efforts to minimize interference with the ability of Tenant to conduct business from the Premises, without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use of possession or giving rise to any claim for set-off or abatement of rent:
     (a) To change the Building’s name or street address;
     (b) To install, affix and maintain any and all signs on the exterior of the Building;
     (c) To designate and approve, prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators and other similar equipment, and to control all interior or exterior lighting of the Building;
     (d) To designate, restrict and control all sources from which Tenant may obtain sign painting and lettering, and in general to designate, limit, restrict and control any service in or to the Building, provided such services as are designated by Landlord are reasonably competitive as to the rates charged thereby, and further provided that such designation, restrictions, or controls do not prohibit Tenant’s operations in accordance with the terms of this Lease. No vending or dispensing machines of any kind shall be placed in or about the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, it is understood that Tenant shall have the right to operate beverage machines, microwave ovens, and refrigerators for the convenience of its employees and invitees;
     (e) To retain at all times, and to use in appropriate instances, keys and/or keycards, to all doors within and into the Premises. No locks or bolts shall be altered, changed or added without the prior written consent of Landlord;
     (f) To decorate or to make repairs, alterations,, additions or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purpose to enter upon the Premises, and during the continuance of said work to temporarily close doors, entryways, and to interrupt or temporarily suspend Building services and facilities, provided that Tenant is not prevented from access to the Premises;
     (g) To prescribe the location and style of the identification sign or lettering for the Premises;
     (h) To enter the Premises as set forth in Section 19;
     (i) Landlord shall not be liable except for the willful or negligent act or omission of Landlord or its agents in damages for any error with respect to admission to or eviction or exclusion from the Building of any person. In case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or prevent access to the Building during the continuance of the same or otherwise take such action or preventive measures deemed necessary by Landlord for the safety of Tenant or other occupants of the Building or the protection of the Building and the property in the Building. Tenant agrees to cooperate in any reasonable safety program developed by Landlord;
     (j) To control and prevent access to non-general public common areas and other non-general public areas including the roof;
     (k) To have and retain a paramount title to the Premises free and clear of any act of Tenant, but subject to Tenant’s rights under this Lease;
     (l) To grant to anyone the exclusive right to render any services in the Building, which do not interfere with Tenant’s use of the Premises; and
     (m) To approve the weight, size and location of safes and other heavy equipment and articles in and about the Building, and to require all such items and furniture to be moved into and out of the Building only at such times and in such manner as Landlord shall direct in writing. Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant and Landlord reserves the right to require permits before allowing any such property to be moved into or out of the Building.

38.
RESERVED
39.
REAL ESTATE BROKER
     Each party represents that it has dealt directly with and only with the brokers set forth in the Lease Schedule as brokers in connection with this Lease and agrees to indemnify and hold the other harmless for, from and against all claims or demands of any other broker or brokers for any commission alleged to be due such broker or brokers in connection with its participating in the negotiation of this Lease. Landlord shall be responsible for paying the brokers set forth in the Lease Schedule all fees and commissions due them in connection with this Lease pursuant to a separate agreement.
40.
MISCELLANEOUS PROVISIONS
     A. Time is of the essence of this Lease and each and all of its provisions.
     B. Submission of this instrument for examination or signature by Tenant does not constitute a reservation or offer or option for lease, and it is not effective as a lease or otherwise. Tenant acknowledges and agrees with Landlord that, except as may be specifically set forth elsewhere in this Lease, neither Landlord, nor any employee of Landlord, nor other party claiming to act on Landlord’s behalf, has made any representations, warranties, estimations, or promises of any kind or nature whatsoever relating to the physical condition of the Building, or the land under the Building, including by way of example only, the fitness of the Building for Tenant’s intended use or the actual dimensions of the Building.
     C. The invalidity or unenforceability of any provision hereof shall not affect or impair any other provision.
     D. This Lease shall be governed by and construed pursuant to the Laws of the Jurisdiction in which the Property is located. Venue for resolution of any dispute arising under this Lease lies exclusively in Maricopa County, Arizona.
     E. Should any mortgagee require a modification of this Lease, which modifications will not bring about any increased cost or expense to Tenant or in any other way materially change the rights and obligations of Tenant hereunder, or adversely affect Tenant’s ability to use the Premises for the Permitted Use specified in the Lease Schedule, then and in such event, Tenant agrees not to unreasonably withhold or delay its consent to such modification.
     F. Reserved.
     G. All rights and remedies of Landlord under this Lease, or that may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its Management Agent, and all legal proceedings for the enforcement of any such rights or remedies, including distraint for rent, forcible detainer, and any other legal or equitable proceedings, may be commenced and prosecuted to final judgment and execution by Landlord in its own name individually or in its name by its agent. Tenant conclusively agrees that Landlord has full power and authority to execute this Lease and to make and perform the agreements herein contained and Tenant expressly stipulates that any rights or remedies available to Landlord either by the provision of this Lease or otherwise may be enforced by Landlord in its own name individually or in its name by agent or principal.
     H. All of the obligations and rights of either party under this Lease arising during or attributable to the period prior to the expiration or earlier termination of this Lease shall survive such expiration or termination of this Lease.
     I. The marginal headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
     J. Reserved.
     K. Any and all Exhibits or Appendices attached hereto are expressly made a part of this Lease.
     L. Upon termination of this Lease or upon Tenant’s abandonment of the leasehold, Tenant shall, at its sole expense, remove any equipment installed on the Premises by, through or under Tenant, which may cause contamination of the Property, and shall clean up any existing contamination by Tenant, or its contractors, agents, employees, licensees, or subtenants, in compliance with all applicable Laws.

     M. This is a commercial lease and has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and both parties agree and represent each to the other that they have had the opportunity to obtain counsel of their own choice to represent them in the negotiation and execution of this Lease, whether or not either or both have elected to avail themselves of such opportunity. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.
     N. WAIVER OF RIGHT TO TRIAL BY JURY. Landlord and Tenant hereby waive any right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Lease. This waiver is knowingly, intentionally, and voluntarily made by each of parties hereto and each party acknowledges to the other that neither the other party nor any person acting on its respective behalf has made any representations to induce this waiver of trial by jury or in any way to modify or nullify its effect. The parties acknowledge that they have read and understand the meaning and ramifications of this waiver provision and have elected same of their own free will.
     O. Landlord hereby covenants that so long as Tenant is not in default under the terms and provisions of this Lease beyond the expiration of any applicable notice and cure period, Tenant shall be entitled to quiet enjoyment of the Premises.
     P. This Lease does not grant any rights to light or air over or about the real property of Landlord. Except to the extent specifically otherwise herein provided, Landlord specifically excepts and reserves to itself the use of any roofs, the exterior portions of the Building, all rights to the land and improvements below the improved floor level of the Building, to the improvements and air rights above the Building and to the improvements and air rights located outside the demising walls of the Building and to such areas within the Building required for installation of utility lines and to maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein.
     Q. This Lease and any Appendices and riders attached hereto and forming a part hereof, set forth all of the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and there are no covenants, promises, agreements, representations, warranties, conditions or understandings either oral or written between them other than as contained in this Lease. Except as otherwise provided in this Lease, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless it is in writing and signed by both Landlord and Tenant. Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms and conditions for leases subject to Landlord’s final approval, and are not authorized to make any agreements, representations, understandings or obligations, binding upon Landlord, respecting the condition of the Premises or Property, suitability of the same for Tenant’s business, the current or future amount of Taxes or Operating Costs or any component thereof, the amount of rent or other terms applicable under other leases at the development of which the Building is a part, whether Landlord is furnishing the same utilities or services to other tenants at all, on the same level or on the same basis, or any other matter, and no such agreements, representations, understandings or obligations not expressly contained herein or in such contemporaneous agreement shall be of any force or effect. TENANT HAS RELIED ON TENANT’S INSPECTIONS AND DUE DILIGENCE IN ENTERING THIS LEASE, AND NOT ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE HABITABILITY, CONDITION OR SUITABILITY OF THE PREMISES OR PROPERTY FOR ANY PARTICULAR PURPOSE OR ANY OTHER MATTER NOT EXPRESSLY CONTAINED HEREIN.
     R. Neither this Lease nor any memorandum hereof shall be recorded by Tenant. At the sole option of Landlord, Tenant and Landlord shall execute, and Landlord may record, a short form memorandum of this Lease in form and substance satisfactory to Landlord.
     S. If Landlord becomes obligated to pay Tenant any judgment arising out of any failure by Landlord to perform or observe any of the terms, covenants, conditions or provisions to be performed or observed by Landlord under this Lease, Tenant shall be limited in the satisfaction of such judgment solely to Landlord’s interest in the Building and the Property or any proceeds arising from the sale thereof and no other property or assets of Landlord or the individual members, managers, partners, directors, officers or shareholders of Landlord or its constituent partners shall be subject to levy, execution or other enforcement procedure whatsoever for the satisfaction of any such money judgment.
     T. Each of Landlord and Tenant, each as to itself, hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”). Each of Landlord and Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the following internet website address: www.ustreas.gov/offices/enforcement/ofac.
     U. The parties mutually warrant and represent that in entering into this Lease they have not relied on any representation, inducement, forecast or promise from or by the other party to this Lease or its agents or attorneys. This Lease constitutes the entire agreement between the parties. It supersedes any prior agreements or understandings, oral, written or otherwise, between the parties relating to the subject matter hereof, and it may not be modified or amended except by written amendment signed by the parties.
41.
TENANT-CORPORATION OR PARTNERSHIP
     In case Tenant is a corporation, Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof. In case Tenant is a partnership, Tenant represents and warrants that all of the persons who are general or managing partners in said partnership have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformity with a valid and effective authorization therefor by all of the general or managing partners of such partnership, and is and constitutes the valid and binding agreement of the partnership and each and every partner therein in accordance with its terms. Also, it is agreed that each and every present and future partner in Tenant shall be and remain at all times jointly and severally liable hereunder and that the death, resignation or withdrawal of any partner shall not release the liability of such partner under the terms of this Lease unless and until Landlord shall have consented in writing to such release. In case Tenant is a limited liability company, Tenant represents and warrants that this Lease has been duly authorized, executed, and delivered by and on behalf of Tenant and constitutes a valid and binding agreement of Tenant in accordance with the terms hereof. If Tenant is any of these types of entities, it shall deliver to Landlord the location and name of its registered agent and registered office in Arizona.
Landlord represents and warrants that this Lease has been duly authorized, executed, and delivered by and on behalf of Landlord and constitutes a valid and binding agreement of Landlord in accordance with the terms hereof.
42.
HAZARDOUS SUBSTANCES
     A. Tenant shall not cause or permit any Hazardous Substances to be used, stored, generated, or disposed of on or in the Premises by Tenant, Tenant’s agents, employees, contractors, or invitees without first obtaining Landlord’s written consent, except for any Hazardous Substances that may be present in ordinary office supplies, cleaning chemicals or products which shall be used, stored and disposed of in accordance with all legal requirements and any other applicable industry guidelines and regulations. The term “Hazardous Substances” shall mean any chemical, compound, material, substance or other matter that: (i) is a flammable explosive, asbestos which is either in friable condition or such other condition deemed hazardous pursuant to any applicable Laws, polychlorinated biphenyls (“PCBs”), petroleum, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, medical waste, toxic substance, petroleum product, or related injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other materials; (ii) is controlled, designated in or governed by any Laws; (iii) gives rise to any reporting, notice or publication requirements under any Laws; or (iv) gives rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person under any Laws. Tenant shall indemnify, defend and hold Landlord, its agents, representatives, servants and employees, harmless for, from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, any and all sums paid for good faith settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the Term (or any applicable renewal term) to the extent arising as a result of such contamination by Tenant. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision. Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Substances in, on or about the Premises or the Property, and such action results in contamination, Tenant shall immediately notify Landlord of such contamination by fax or telephone, and shall promptly follow up with written confirmation, and, at its sole expense, take any and all necessary actions to return the Premises and the Property to the condition existing prior to the presence of any such Hazardous Substances. Tenant shall first obtain Landlord’s approval for any such remedial action, which shall not be unreasonably withheld or delayed. Tenant shall also notify Landlord immediately by fax or telephone, and shall follow up with written confirmation within two (2) days, after any of the following: (a) Tenant’s receipt of any order of a governmental agency requiring any remedial work with respect to the Property; or (b) Tenant’s receipt of any warning, notice of inspection, notice of violation or alleged violation with respect to the Property, or Tenant’s receipt of notice or knowledge of any proceeding, investigation of enforcement action with respect to the Property, pursuant to any Laws respecting Hazardous Substances. At the request of Landlord, Tenant shall submit to Landlord, or shall make available for inspection and copying upon reasonable notice and at reasonable times, any or all of the documents and materials prepared by or for Tenant with respect to the Property pursuant to any environmental law or regulation or submitted to any governmental regulatory agency in conjunction therewith. Landlord shall have reasonable access to the Premises to inspect the same to confirm that Tenant is using the Premises in accordance with all Laws. Tenant shall, at the request of Landlord and at Tenant’s expense, conduct such testing and analysis as is necessary to ascertain whether Tenant is using the Premises in compliance with all Laws, provided however, Landlord shall not request that Tenant conduct such tests unless Landlord has a reasonable suspicion that Tenant may be in violation of the foregoing Laws. Said tests shall be conducted by qualified independent experts chosen by Tenant and subject to Landlord’s reasonable approval. Copies of reports of any such tests shall be provided to Landlord. The provisions within this paragraph shall survive termination of this Lease and shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns, and mortgagees thereof.
     B. Landlord shall not cause or knowingly permit any Hazardous Substances (except ordinary supplies, cleaning chemicals or products) to be used, stored, generated or disposed of on or in the Property by Landlord, its agents, employees, contractors, or invitees without the prior written notification of Tenant. Landlord, at Landlord’s sole cost and expense, shall be responsible for the removal, abatement and/or remediation of any Hazardous Substances now or hereafter located in, on or under the Property which were introduced by its agents or employees. If Hazardous Substances are stored, generated or disposed of on or in the Property or if the Property becomes contaminated as a result of any actions of Landlord, its agents or employees, or any third party other than Tenant, Landlord shall defend Tenant with counsel designated by Landlord for any and all claims or liabilities arising during or after the Term (and any applicable renewal term) as a result of such contamination at Landlord’s cost. Landlord represents and warrants that any handling, transportation, storage, treatment or use of Hazardous Substances that has occurred or will occur on the Property prior to the Commencement Date, has been or will be in compliance with all applicable Laws; that to the best of Landlord’s knowledge, no leak, spill, release, discharge, emission or disposal of Hazardous Substances has occurred on the Premises or at the Property prior to the Commencement Date; that to the best of Landlord’s knowledge, the soil, ground water and soil vapor on or under the Premises and Property are free of toxic or hazardous substances and will be as of the actual Commencement Date and that as of the actual Commencement Date the Property to the best of Landlord’s knowledge, does not contain any asbestos, PCBs, radon or underground storage tanks. Landlord shall defend, indemnify and save Tenant harmless from any claims, fines, penalties, liabilities, losses, damages, costs and expenses (including reasonable attorney fees, expert witness fees and other cost to defend) which arise from Landlord’s breach of its representations, agreements and warranties contained in this Article 42.
43.
SUCCESSORS AND ASSIGNS
     Subject to the restrictions on assignment and subletting set forth in this Lease, the covenants and conditions herein contained shall apply to and bind the respective heirs, successors, executors, administrators, and assigns of the parties hereto. The terms “Landlord” and “Tenant” shall include the successors and assigns of either such party, whether immediate or remote.
44.
ADDITIONAL PARKING
     Landlord agrees to provide up to one hundred (100) additional surface, non-covered, non-reserved parking spaces for use by Tenant, located in the general vicinity of the Building in the area identified as the “future parking area” depicted on Appendix “A” attached hereto, provided that Tenant delivers to Landlord, not sooner than the last day of the eighteenth (18th) full calendar month of the Term and not later than the last day of the twenty-fourth (24th) full calendar month of the Term, written notice specifying the number of such additional spaces which Tenant desires to use, time being of the essence hereof. In such event, the parties shall enter into an amendment to this Lease granting Tenant the right to use such additional parking (designating the number and location thereof) and, in consideration thereof, increasing the annual Base Rent payable pursuant to this Lease for each and every year thereafter by $82,140.00 (based upon $2.00 per rentable square foot of the Premises), which shall be effective as of the date such additional parking is first made available for use by Tenant (the “Parking Amendment”), which date shall be no later than one hundred eighty (180) days after the execution and delivery of the Parking Amendment (as extended for any delays caused by Tenant, any undue governmental delays in obtaining required permits and/or any other inability to perform as described in Article 28). Landlord shall promptly prepare the Parking Amendment and submit the same to Tenant for execution. Tenant shall have twenty (20) days after receipt of the Parking Amendment from Landlord in which to execute and deliver the Parking Amendment to Landlord, and Landlord shall have twenty (20) days after receipt of the same from Tenant in which to execute the Parking Amendment and deliver one (1) fully executed copy to Tenant. If Tenant fails to execute and deliver the Parking Amendment to Landlord when and as required herein, Landlord (in its sole discretion) shall not be obligated to provide the additional parking spaces to Tenant and the provisions of this paragraph shall, at the option of Landlord, thereupon be null and void and of no further force or effect.

45.
OPTION TO EXTEND
     A. Landlord hereby grants Tenant one (1) option (“Option to Extend Term”) to extend the Term of this Lease for the entire Premises in accordance with the terms of this provision. The Option to Extend Term shall extend the Term for an additional five (5) years (“Extended Term”) commencing upon the expiration of the initial Term. If Tenant exercises the Option to Extend Term, all of the terms contained in this Lease shall continue in full force and effect during the Extended Term, except with respect to the following:
          (1) Base Rent for the Extended Term shall be adjusted on the first day of the Extended Term to an amount equal to the then Fair Market Rental Value of the Premises, including escalations (the “Extended Term Rent”). The term “Fair Market Rental Value of the Premises” shall be the then prevailing fair market rental rate for the Premises as of the commencement of the Extended Term, based upon the prevailing market rental rate for newly executed leases for comparable quality space at Comparable Buildings (including periodic increases in the rental rate based upon projected increases throughout the Extended Term). “Comparable Buildings” are defined to mean all comparable/similar Class “A” office buildings which may be in existence in the same office submarket in the Jurisdiction as the Building; and
          (2) Tenant shall have no further right to extend the Term after the expiration of the Extended Term, whether pursuant to the provisions of this Article or otherwise.
     B. The Option to Extend Term shall be exercised, if at all, only by written notice (“Notice to Extend Term”) delivered by Tenant to Landlord at least nine (9) months, but not more than fifteen (15) months, prior to the expiration of the initial Term. If Tenant does not deliver the Notice to Extend Term within the time period set forth herein, the Option to Extend Term shall lapse and Tenant shall have no right to extend the Term. Within ten (10) days after Landlord’s receipt of the Notice to Extend Term, Landlord and Tenant shall promptly attempt to agree in good faith as to the Fair Market Rental Value of the Premises for the Extended Term, including any step increases. If Landlord and Tenant are unable to agree on the Fair Market Rental Value of the Premises for the Extended Term, within thirty (30) days from the date of the Notice to Extend Term, the parties shall each select a Broker (as defined below) and the Brokers shall promptly select a third Broker to review and consider each party’s position concerning the Fair Market Rental Value of the Premises. Within twenty (20) days after the selection of the third Broker, such Broker shall render his decision concerning the Fair Market Rental Value of the Premises. Such Broker shall select either Landlord’s or Tenant’s position concerning the Fair Market Rental Value of the Premises in its entirety without averaging or otherwise adjusting such value in any manner. The third Broker’s decision concerning the Fair Market Rental Value of the Premises shall be binding upon the parties, shall not be subject to any right of appeal and shall constitute the basis for the determination of the Base Rent payable by Tenant during the Extended Term pursuant to Section 46.A.(1) above. Each party shall be responsible for the fees and costs of its Broker. The non-prevailing party shall be responsible for the fees and costs of the third Broker.
     C. The term “Broker” shall mean an impartial individual holding a valid real estate sales’ or broker’s license in the State of Arizona having at least ten (10) years of recent experience in acting as an office leasing broker or agent in the vicinity of the Premises. The third Broker shall have the added qualification that he or she shall not have represented either party or any of its affiliates in any capacity during the five (5) years prior to its selection as the third Broker.
     D. If, within thirty (30) days following the determination of the Fair Market Rental Value of the Premises, either party shall request that both parties enter into an amendment documenting the Extended Term and Extended Term Rent, Landlord shall prepare an amendment to this Lease (“Extended Term Amendment”). The Extended Term Amendment shall be submitted to Tenant for execution and Tenant shall have twenty (20) days after receipt thereof from Landlord in which to execute and deliver the Extended Term Amendment to Landlord and Landlord shall have twenty (20) days after receipt of the same in which to execute the Extended Term Amendment and to deliver one (1) fully executed copy to Tenant. The failure of either or both Landlord or Tenant to execute the Extended Term Amendment shall not have the effect of nullifying Tenant’s Notice to Extend Term, and this Lease shall nevertheless be extended for the Extended Term as herein provided.
     E. The Option to Extend Term shall be exercisable by Tenant on the express conditions that at the time of the exercise of the Option to Extend Term, and upon the date of, the commencement of the Extended Term, Tenant shall not be in default under any of the provisions of this Lease beyond the expiration of any applicable notice and cure period (and any such then existing default is, in fact, cured before any applicable notice and cure period expires), unless such restriction is expressly waived in writing by Landlord (which election shall be in Landlord’s sole discretion).
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     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

Landlord:

NBS PINNACLE 1925/2001, L.L.C., a Delaware limited liability company

By:	18-Chai Corp., an Illinois corporation, its manager

	By:	/s/ [ILLEGIBLE]

	Its:	[ILLEGIBLE]

Dated: June 13, 2007

Tenant:

MARIX SERVICING LLC, a Delaware limited liability company

By:	/s/ Rick E. Smith

Name:	Rick E. Smith
Its:	President & CEO

Dated: June 13, 2007

APPENDIX “A”
DEPICTION OF PREMISES AND PARKING AREAS

APPENDIX “B”
FACILITY ALTERATION PROCEDURE
To follow is the approved procedure which is acceptable in the event that you, as Tenant, should desire to alter the Premises which you occupy. All of the below steps must be completed before any alterations are performed.
1. Except where approval is not required under Article 13 of the Lease, a letter requesting approval and describing the proposed alteration to the Premises must be sent to Landlord. This letter must be signed by the original signatory of the lease document or another authorized representative of Tenant and it must be received by Landlord prior to the commencement of any work.
2. Except where approval is not required under Article 13 of the Lease, copies of all sketches or drawings of the proposed alteration(s) must be submitted to Alter Asset Management, L.L.C. (“AAM”) for approval by Landlord. Landlord’s approval of the plans, specifications and working drawings for Tenant’s alterations shall create no responsibility or liability on the part of Landlord for their completeness, design, sufficiency, or compliance with Laws.
3. It is the sole responsibility of Tenant to contact local authorities, secure any necessary permits and to comply with any and all applicable codes and ordinances. Evidence of this shall be by copy of any building permit(s) or a letter from local authorities indicating that same is waived or not necessary.
4. Where approval is required under Article 13 of the Lease, upon receipt of complete sets of those items numbered one (1) through three (3) above and the certificate of insurance required pursuant to the Lease, Tenant will be provided with a written response from AAM as to whether Tenant may proceed with the alteration requested.
5. Proceeding with any alteration to the Premises without complete compliance with all of the foregoing is in direct violation of the Lease, and may result in litigation.
6. Where approval is required under Article 13 of the Lease, AAM must be notified in writing upon completion of any approved alteration.
7. Except where approval is not required under Article 13 of the Lease, a copy of a Contractor’s Sworn Statement must be submitted to AAM prior to the start of any work. Upon completion of the work, final waivers of lien from each subcontractor in accordance with the Contractor’s Sworn Statement, including any change orders executed during the course of the work, must be submitted to AAM. Except where approval is not required under Article 13 of the Lease, Landlord reserves the right to require Tenant to post a deposit in an amount reasonably determined by Landlord prior to the start of any work hereunder.
8. It shall be at the sole option of Landlord to require that any alteration become a part of the Premises, or that the Premises be restored to its original condition at such time that Tenant surrenders the Premises. If required, said restoration shall be at the sole expense of Tenant.
9. Tenant agrees to reimburse Landlord for actual, reasonable out-of-pocket sums expended for examination and approval of the architectural and mechanical plans and specifications. Such reimbursement shall include cost of any “third-party” consultants, architects, engineers, attorneys, or other consultants.
10. Tenant shall pay Landlord’s direct, out-of-pocket operating expenses for after-hours expenses incurred by Landlord in connection with any improvements to the Premises, including base building work, but only to the extent that Tenant requests after-hours work.
11. If Tenant is responsible for performing the construction, it is Tenant’s responsibility to furnish to Landlord a Certificate of Occupancy and/or evidence of passing a final inspection by the building department of the municipality where the Premises are located.

APPENDIX “C”
RULES AND REGULATIONS ATTACHED TO
AND MADE PART OF THIS LEASE
     1. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may in Landlord’s judgment diminish light, or appear unsightly from outside the Building. Tenant shall further lower and adjust the Venetian blinds or other adjustable light blocking window coverings (if any) on the windows in the Building if such lowering and adjustment reduces the heat load from the sun.
     2. The sidewalks, exits and entrances shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Building. The passages, exits, entrances and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Building. Neither Tenant nor any employees or invitees of Tenant shall go upon the roof of the Building.
     3. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.
     4. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.
     5. No cooking other than microwave warming shall be done or permitted by Tenant on the Building, nor shall the Building be used for lodging.
     6. Tenant shall not bring upon, use or keep in the Building any kerosene gasoline or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.
     7. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires will be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Building shall be subject to the approval of Landlord.
     8. Upon the termination of the tenancy, Tenant shall deliver to Landlord all keys or electronic key cards and passes for offices, rooms, parking lot and toilet rooms which have been furnished Tenant. In the event of loss of any keys or electronic key cards so furnished, Tenant shall pay Landlord therefor. Tenant shall not make or cause to be made any such keys or electronic key cards and shall order all such keys or electronic key cards solely from Landlord and shall pay Landlord for any additional such keys or electronic key cards over and above the keys furnished by Landlord at occupancy and for any replacements of keys or electronic key cards which are no longer functioning. Landlord shall furnish Tenant a reasonably sufficient number of keys at occupancy, not to exceed one key per parking space allocated to Tenant under the Lease.
     9. Tenant shall not install linoleum, tile, carpet or other floor coverings so that the same shall be affixed to the floor of the Building in any manner except as reasonably approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned.
     10. Tenant shall cause all doors to the Building to be closed and securely locked before leaving the Building at the end of each day.
     11. Without the prior written consent of Landlord not to be unreasonably withheld or delayed, Tenant shall not use the name of the Building or any picture of the Building in connection with or in promoting or advertising the business of Tenant, except Tenant may use the address of the Building as the address of its business.
     12. Tenant assumes full responsibility for protecting the Building from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to Building closed and secured.
     14. Peddlers, solicitors and beggars shall be reported to Landlord.
     15. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Building in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

     16. Tenant shall allow no animals or pets other than service animals for disabled persons to be brought or to remain in the Building or any part thereof.
     17. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Building. Accordingly:
          (a) Landlord may at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Building identify themselves to watchmen or other employees designated by Landlord by registration, identification or otherwise.
          (b) Landlord may at any time, or from time to time or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, employ other security measures such as but not limited to the search of all persons, parcels, packages, etc., entering and leaving the Building, the evacuation of the Building and the denial of access of any person to the Building.
          (c) Tenant hereby assents to the exercise of the above discretion of Landlord and its agents, whether done acting under reasonable belief of cause or for drills, regardless of whether or not such action shall in fact be warranted and regardless of whether any such action is applied uniformly or is aimed at specific persons whose conduct is deemed suspicious.
          (d) The exercise of such security measures and the resulting interruption of service and cessation or loss of Tenant’s business, if any, shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Building, or any part thereof, or render Landlord liable to Tenant for damages or relieve Tenant from Tenant’s obligations under this Lease.
          (e) Tenant agrees that it and its employees will cooperate fully with Landlord’s employees in the implementation of any and all security procedures.
     18. In the event carpeting is furnished by Landlord, Tenant will be fully responsible for and upon Landlord’s request will pay for any damage to carpeting caused by lack of protective mats under desk chairs or equipment or any other abnormal puncture and wearing of carpet.
     19. Tenant shall comply in all material respects with all applicable Laws with respect to the Building and the use or occupancy thereof. Tenant shall not make or permit any use of the Building which directly or indirectly is forbidden by any Law, or which may be dangerous to person or property.
     20. Tenant shall not use or permit to be brought into the Building any flammable oils or fluids, or any explosive or other articles deemed hazardous to persons or property, or do or permit to be done any act or thing which will invalidate or which if brought in would be in conflict with any insurance policy covering the Building or its operation, or any part of either, and will not do or permit to be done anything in or upon the Building, or bring or keep anything therein, which shall not comply with all rules, orders, regulations or requirements of any organization, bureau, department or body having jurisdiction with respect thereto (and Tenant shall at all times comply with all such rules, orders, regulations or requirements), or which shall increase the rate of insurance on the Building, its appurtenances, contents or operation. The foregoing prohibitions shall include but not be limited to the discharge of any toxic wastes or other hazardous materials in violation of any law, ordinance, statute, rule or insurance regulation.
     21. If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the approval of Landlord and then only under direction of Landlord and at Tenant’s expense. Tenant shall not install in the Building any equipment which requires a substantial amount of electrical current without the advance written consent of Landlord and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Building, taking into account the capacity of the electric wiring in the Building, and shall not in any event connect a greater load than such safe capacity.
     22. Service requirements of Tenant will be attended to only upon application to Management Agent. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord.
     23. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of any of the rules and regulations of the Building.
     24. No vending machines of any description shall be installed, maintained or operated in the Building without the written consent of Landlord.

     25. Tenant shall not (i) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air-conditioning apparatus in or about the Building, (ii) carry on any mechanical business in or about the Building without the written permission of Landlord, (iii) exhibit, sell or offer for sale, use, rent or exchange in the Building any article, thing or service except those ordinarily embraced within the Permitted Use specified in this Lease, (iv) use the Building for housing, lodging or sleeping purposes, (v) permit preparation or warming of food in the Building or permit food to be brought into the Building for consumption therein (warming of coffee and individual lunches of employees and invitees excepted) except by express permission of Landlord, (vi) place any radio, television antennae, or microwave dish on the roof or on any part of the outside of the Building, (vii) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Building, (viii) use any illumination or power for the operation of any equipment or device other than electricity, (ix) operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, (x) bring or permit to be in the Building any bicycle or other vehicle, or dog (except in the company of a disabled person) or other animal or bird, (xi) make or permit any objectionable noise or odor to emanate from the Building, (xii) disturb, solicit or canvas any occupant of the development, (xiii) do anything in or about the Building tending to create or maintain a nuisance or do any act tending to injure the reputation of the Building, or (xiv) throw or permit to be thrown or dropped any article from any window or other opening in the Building.
     26. Tenant shall not conduct any auction, fire or “going out of business”, or bankruptcy sales in or from the Building.
     27. Landlord reserves the right to from time to time supplement, amend and modify these rules and regulations.
     28. If the Property now or hereafter contains, or Landlord has obtained the right to use for the Property, an on-grade parking lot, a parking garage, structure, facility or parking area, the following rules shall apply therein:
          (i) Except for any reserved parking spaces specifically provided in the Lease Schedule, parking for Tenant and its employees and visitors shall be on a “first come, first served,” unassigned basis, in common with Landlord and other tenants at the development, and their employees and visitors, and other persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same. The total number of parking spaces, reserved and unreserved, available to Tenant and the ratio upon which Tenant’s allocation of parking spaces is based are set forth in the Lease Schedule. Landlord shall ensure that Tenant’s allotted share is not allocated to other tenants in the development of which the Property is a part. Tenant shall not use more than its allotted share. Tenant acknowledges that included within Tenant’s allocation of reserved and unreserved parking spaces are Tenant’s requisite proportionate share of covered and uncovered handicapped accessible (“HA”) parking spaces, which HA parking spaces are required by applicable law to be provided at the Property (and at any applicable nearby parking facility). Tenant further understands that, except to the extent Tenant’s employees or other personnel working at the Premises require HA parking, the HA parking spaces which are included within Tenant’s allocation of parking spaces must otherwise remain open and available for persons who require HA parking and may not otherwise be utilized by Tenant’s employees or other personnel working at the Premises who do not require HA parking. Landlord reserves the right to: (x) adopt additional requirements or procedures pertaining to parking, (y) assign specific spaces, and reserve spaces for small and other size cars, disabled persons, and other tenants, customers of tenants or other parties, and (z) restrict or prohibit full size vans and other large vehicles.
          (ii) Monthly fees, if any, shall be paid in advance on the first business day of each month. Failure to do so will automatically cancel parking privileges, and incur a charge at the posted daily parking rate. No deductions from the monthly rate will be made for days on which the parking areas or facilities are not used by Tenant or its designees. In case of any violation of these rules, Landlord may also refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator’s risk and expense. Landlord reserves the right to close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God or terrorism, Law or governmental requirement or guideline, termination or modification of any lease or other agreement by which Landlord obtained parking rights, or any other reason beyond Landlord’s reasonable control. In the event access is denied for any reason, any monthly parking charges shall be abated to the extent access is denied, as Tenant’s sole recourse.
          (iii) Hours shall be reasonably established by Landlord from time to time; cars must be parked entirely within the stall lines, and only small or other qualifying cars may be parked in areas reserved for such cars; all directional signs, arrows and speed limits must be observed; spaces reserved for disabled persons must be used only by vehicles properly designated; washing, waxing, cleaning or servicing of any vehicle is prohibited; every parker is required to park and lock his own car, except to the extent that Landlord adopts a valet parking system; parking is prohibited in areas: (a) not striped or designated for parking, (b) aisles, (c) where “no parking” signs are posted, (d) on ramps, and (e) loading areas and other specially designated areas. Delivery trucks and vehicles shall use only those areas designated therefor.

          (iv) Parking stickers, key cards or any other devices or forms of identification or entry, if any, shall remain the property of Landlord. Such devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void. Loss or theft of parking identification, key cards or other such devices must be reported to Landlord or any parking facilities manager immediately. Any parking devices reported lost or stolen which are found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to Landlord or the office of the parking facilities manager immediately.
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APPENDIX “D”
FORM OF GUARANTY
     In order to induce Landlord to execute the foregoing Lease, the undersigned on behalf of itself and its successors, assigns and legal representatives, does hereby absolutely and unconditionally guarantee, as a guarantee of payment and not merely as a guarantee of collection, for the benefit of Landlord and its successors and assigns the full performance and observance of all of the covenants, conditions and agreements provided to be performed and observed by Tenant in said Lease, including, without limitation, the prompt payment of the Base Rent and Additional Rent and all other amounts provided in said Lease to be paid by Tenant (“Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or the Lease, this Guaranty or any other instrument or agreement evidencing any Guaranteed Obligations or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to obligations of the undersigned under this Guaranty.
     The undersigned waives any defense arising by reason of any disability or other defense of Tenant or any other guarantor, or the cessation from any cause whatsoever of the liability of Tenant or any other guarantor, or any claim that the undersigned’s obligations exceed or are more burdensome than those of Tenant or any other guarantor and waives the benefit of the statute of limitations affecting the undersigned’s liability hereunder. The undersigned waives any right to enforce any remedy which Landlord now has or may hereafter have against Tenant or any other guarantor and waives any benefit of and any right to participate in any security, letter of credit or other credit enhancement or support now or hereafter held by or otherwise available to Landlord. Further, the undersigned consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the undersigned under this Guaranty or which, but for this provision, might operate as a discharge of the undersigned.
     The undersigned hereby waives notice of non-payment, non-performance or non-observance and all other notices and all proof or demands.
     Further, the undersigned expressly agrees that its obligations hereunder shall in no way be terminated, affected or impaired by reason of the granting by Landlord of any indulgences to Tenant or by reason of the assertion against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of said Lease or by relief of the Tenant from any of the Tenant’s obligations under said Lease by operation of law or otherwise or by assignment by Landlord of its interest under the Lease or by succession of any third party to the rights and interest of Landlord under the Lease, the undersigned hereby waiving all suretyship and non-assignability defenses, including the provisions of A.R.S. § 12-1641, etc. The undersigned further covenants and agrees that the Guaranty shall remain and continue in full force and effect as to any renewal, modifications or extension of the Lease whether or not the undersigned shall have received any notice of or consented to such renewal, modification or extension.
     The undersigned further agrees that its liability hereunder shall be primary, and that in any right of action which shall accrue to the Landlord under the Lease, the Landlord may, at its option, proceed against (i) the undersigned and the Tenant, jointly or severally, or (ii) the undersigned without having (a) commenced any action against or having obtained any judgment against the Tenant or any other guarantor or (b) proceeded against any security, letter of credit or other credit enhancement or support provided for in connection with the Lease.
     It is agreed that the failure of the Landlord to insist in any one or more instances upon strict performance or observance of any of the terms, provisions or covenants of the Lease or to exercise any right therein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right but the same shall continue and remain in full force and effect. Receipt by the Landlord of rent or other payments with knowledge of the breach of any provision of the Lease shall not be deemed a waiver of such breach.
     No assignment or other transfer of the Lease or any interest therein, whether by contract, operation of law, merger or other consolidation, shall operate to extinguish or diminish the undersigned’s liability for the Guaranteed Obligations. If Landlord transfers or proposes to transfer its interest in the Lease, upon not less than ten (10) business days’ prior written notice from Landlord or its proposed successor-in-interest, the undersigned shall execute, acknowledge and deliver to Landlord for the benefit of Landlord and/or its proposed successor-in-interest a restatement of this Guaranty, substantially in the form of this Guaranty with such commercially reasonable modifications as Landlord or Landlord’s proposed successor-in-interest may request, provided that the same do not materially increase the obligations, nor materially decrease the rights, of the undersigned hereunder. The failure of the undersigned to deliver such restated guaranty to Landlord within such ten (10) business day period, where such failure continues for an additional five (5) business days after a second written notice from Landlord or its proposed successor-in-interest, shall be deemed an event of default by Tenant under the Lease.
     Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced upon the insolvency, bankruptcy or reorganization of Tenant, any other guarantor or any other person or entity, as if such payment had not been made or whether or not Landlord is in possession of or has

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released this Guaranty or the Guaranteed Obligations and regardless of any prior revocation, rescission, termination or reduction in this Guaranty or the Guaranteed Obligations. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Tenant, any other guarantor or any other person or entity, all Guaranteed Obligations shall nonetheless be payable by the undersigned immediately upon demand by Landlord.
     Within twenty (20) days after Landlord’s request (made no more frequently than once each calendar year unless Tenant is in default, Landlord reasonably believes that there has been an adverse change in Tenant’s or the undersigned’s financial position since the last financial statement provided to Landlord, or the same has been requested by any investor or mortgagee of Landlord or by any prospective lender or any prospective purchaser of the Building), the undersigned shall provide to Landlord its most recent annual audited financial statement, prepared in accordance with GAAP. Landlord shall keep such financial statements and financial information confidential and shall not disclose the same to anyone other than the person performing the review, the principals and employees of Landlord and the Management Agent who receive the results of the review, Landlord’s and the Management Agent’s accountants and attorneys, any lender or prospective lender of Landlord, any purchaser or prospective purchaser of the Building, as may be required in connection with any litigation, and/or as otherwise required by applicable law. If and to the extent Landlord provides such financial statements and financial information to any of the permitted parties as provided in the preceding sentence, Landlord shall direct such parties to keep such financial statements and financial information confidential (but Landlord shall have no liability for any disclosure of such financial statements or financial information by such permitted parties).
     TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, THE UNDERSIGNED AND LANDLORD EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE UNDERSIGNED AND LANDLORD.
     The undersigned further agrees to pay all costs and expenses incurred by Landlord in enforcing this Guaranty, including but not limited to, all legal fees.
     The undersigned agrees that all questions with respect to this Guaranty shall be governed by, and decided in accordance with the laws of the State of Arizona.
     The undersigned agrees that Landlord shall have the right (but not the obligation) to bring any action or other proceeding under or in connection with this Guaranty in the State of Arizona, and that Landlord shall have the further right to designate that the venue of such action or proceeding shall be, at Landlord’s sole option, in Maricopa County, Arizona, or such other place where Landlord may from time to time properly designate (including, if the requisites of jurisdiction are obtained, of the United States of America for the District of Arizona). By the execution and delivery of this Guaranty, the undersigned hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforementioned courts. Nothing herein shall, however, affect the right of Landlord to commence legal action or otherwise proceed against the undersigned in any other jurisdiction.
     IN WITNESS WHEREOF, this Guaranty is executed this ____day of ____, 20____.

[GUARANTOR NAME]

By:

Name:

Its:

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